                                                                  CONFORMED COPY

                            ASSET PURCHASE AGREEMENT

                                      AMONG

                                 INTELSAT, LTD.,

                            INTELSAT (BERMUDA), LTD.,

                    LORAL SPACE & COMMUNICATIONS CORPORATION,
                       AS DEBTOR AND DEBTOR IN POSSESSION

                           LORAL SPACECOM CORPORATION,
                       AS DEBTOR AND DEBTOR IN POSSESSION

                                       AND

                              LORAL SATELLITE, INC.
                       AS DEBTOR AND DEBTOR IN POSSESSION

                            DATED AS OF JULY 15, 2003

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                                TABLE OF CONTENTS

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                                                     ARTICLE I
                                               DEFINITIONS AND TERMS

Section 1.1       Specific Definitions...........................................................................        2
Section 1.2       Other Definitional Provisions..................................................................       15

                                                    ARTICLE II
                                     PURCHASE AND SALE OF THE PURCHASED ASSETS

Section 2.1       Purchase and Sale of Purchased Assets..........................................................       15
Section 2.2       Excluded Assets................................................................................       16
Section 2.3       Assumed Liabilities............................................................................       16
Section 2.4       Excluded Liabilities...........................................................................       16
Section 2.5       Purchase Price.................................................................................       17
Section 2.6       Closing........................................................................................       21
Section 2.7       Deliveries by Purchaser........................................................................       22
Section 2.8       Deliveries by Sellers..........................................................................       23

                                                    ARTICLE III
                                     REPRESENTATIONS AND WARRANTIES OF SELLERS

Section 3.1       Organization and Qualification.................................................................       23
Section 3.2       Purchased Assets...............................................................................       23
Section 3.3       Corporate Authorization........................................................................       24
Section 3.4       Consents and Approvals.........................................................................       24
Section 3.5       Non-Contravention..............................................................................       24
Section 3.6       Binding Effect.................................................................................       24
Section 3.7       Litigation and Claims..........................................................................       25
Section 3.8       Property, Equipment and Other Purchased Assets.................................................       25
Section 3.9       Intellectual Property..........................................................................       26
Section 3.10      Certain Contracts..............................................................................       27
Section 3.11      Government Contracts...........................................................................       29
Section 3.12      Taxes..........................................................................................       31
Section 3.13      Compliance with Laws...........................................................................       31
Section 3.14      SEC Reports....................................................................................       31
Section 3.15      Governmental Authorizations....................................................................       32
Section 3.16      Orbital Locations, etc.........................................................................       33
Section 3.17      Intersystem Coordination.......................................................................       33
Section 3.18      Collective Bargaining Agreements...............................................................       34
Section 3.19      Absence of Change..............................................................................       34
Section 3.20      Insurance......................................................................................       34
Section 3.21      Related Party Transactions.....................................................................       35
Section 3.22      Accuracy of Copies.............................................................................       35
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Section 3.23      Financial and Business Information.............................................................       35

                                                    ARTICLE IV
                              REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Section 4.1       Organization and Qualification.................................................................       36
Section 4.2       Corporate Authorization........................................................................       36
Section 4.3       Consents and Approvals.........................................................................       36
Section 4.4       Non-Contravention..............................................................................       37
Section 4.5       Binding Effect.................................................................................       37
Section 4.6       Certificate of Incorporation, Memorandum of Association and Bye-Laws...........................       37

                                                     ARTICLE V
                                   COVENANTS AND AGREEMENTS REGARDING BANKRUPTCY

Section 5.1       Bankruptcy Actions.............................................................................       37

                                                    ARTICLE VI
                                                 CERTAIN COVENANTS

Section 6.1       Access.........................................................................................       39
Section 6.2       Conduct of Business............................................................................       40
Section 6.3       Books and Records..............................................................................       44
Section 6.4       Best Reasonable Efforts........................................................................       45
Section 6.5       Certain Filings; Consents......................................................................       45
Section 6.6       Insurance......................................................................................       47
Section 6.7       Financial Statements and Access................................................................       48
Section 6.8       Compliance with Property Transfer Laws; State and Local Governmental Authorizations............       49
Section 6.9       Further Assurances.............................................................................       50
Section 6.10      Certain Matters Involving the Transferred Intellectual Property and
                  Licensed Intellectual Property.................................................................       50
Section 6.11      Obligation to Update...........................................................................       50
Section 6.12      Additional Intellectual Property Matters.......................................................       51
Section 6.13      Limitations on Solicitation, etc...............................................................       51
Section 6.14      ITU Matters....................................................................................       52
Section 6.15      PANGTEL Matters................................................................................       52
Section 6.16      Orbital Incentive Payments.....................................................................       53
Section 6.17      Lease Contract.................................................................................       53

                                                    ARTICLE VII
                                        PURCHASER'S AND PARENT'S COVENANTS

Section 7.1       Best Reasonable Efforts........................................................................       54
Section 7.2       Shareholder Approval...........................................................................       54
Section 7.3       Further Assurances.............................................................................       54
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                                      -ii-

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Section 7.4       Compliance with Property Transfer Laws; Governmental Authorizations............................       54
Section 7.5       Obligation to Update...........................................................................       55
Section 7.6       Collection of Accounts Receivable..............................................................       55

                                                   ARTICLE VIII
                                             EMPLOYEE AND TAX MATTERS

Section 8.1       Tax Matters....................................................................................       55
Section 8.2       Employees and Employee Benefits................................................................       56

                                                    ARTICLE IX
                                               CONDITIONS TO CLOSING

Section 9.1       Conditions to the Obligations of Parent and Purchaser..........................................       58
Section 9.2       Conditions to the Obligations of the Sellers...................................................       63

                                                     ARTICLE X
                                               INTENTIONALLY OMITTED

                                                    ARTICLE XI
                                                    TERMINATION

Section 11.1      Termination....................................................................................       65
Section 11.2      Effect of Termination..........................................................................       67

                                                    ARTICLE XII
                                                   MISCELLANEOUS

Section 12.1      Notices........................................................................................       68
Section 12.2      Amendment; Waiver..............................................................................       69
Section 12.3      Assignment.....................................................................................       69
Section 12.4      Entire Agreement; Severability.................................................................       70
Section 12.5      Fulfillment of Obligations.....................................................................       70
Section 12.6      Parties in Interest............................................................................       70
Section 12.7      Guaranty.......................................................................................       70
Section 12.8      Public Disclosure..............................................................................       70
Section 12.9      Return of Information..........................................................................       71
Section 12.10     Expenses.......................................................................................       71
Section 12.11     Governing Law; Submission To Jurisdiction; Selection Of Forum..................................       71
Section 12.12     Counterparts...................................................................................       72
Section 12.13     Headings.......................................................................................       72
Section 12.14     Time is of the Essence.........................................................................       72
Section 12.15     Mutual Drafting................................................................................       72
Section 12.16     No Survival....................................................................................       72
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                                      -iii-

                                     ANNEXES

Annex A               Purchased Assets
Annex B               Excluded Assets
Annex C               Form of Intellectual Property Agreement
Annex D               Form of Noncompetition Agreement
Annex E-1             Business Transition Services Agreement
Annex E-2             TT&C Transition Services Agreement
Annex F               Sale Procedures Order and Sale Order
Annex G               SS/L Agreement
Annex H               Terms of Revised Procurement Agreements
Annex I               Terms of New Procurement Agreement
Annex J               Terms of Deposit and Security Agreement

                                    SCHEDULES

Schedule 1.1(a)       Persons with Knowledge of Sellers
Schedule 1.1(b)       Persons with Knowledge of Parent or Purchaser
Schedule 1.1(c)       Other Filing Entities
Schedule 2.3          Additional Assumed Liabilities
Schedule 2.5          Certain Purchase Price Adjustments
Schedule 3.2          Certain Assets for the Conduct of the Transferred Business
Schedule 3.4          Governmental Approvals
Schedule 3.5          Non-Contravention
Schedule 3.7          Litigation and Claims
Schedule 3.8          Property, Equipment and Other Purchased Assets
Schedule 3.9          Intellectual Property
Schedule 3.10         Certain Contracts
Schedule 3.11         Government Contracts
Schedule 3.13         Compliance with Laws
Schedule 3.15         Governmental Authorizations
Schedule 3.16         Orbital Locations
Schedule 3.17         Intersystem Coordination
Schedule 3.18         Collective Bargaining Agreements
Schedule 3.19         Absence of Change
Schedule 3.20         Insurance Policies
Schedule 3.21         Related Party Transactions
Schedule 4.3          Consents and Approvals
Schedule 4.4          Non-Contravention
Schedule 4.5          Binding Effect
Schedule 5.1(f)       Certain Additional Agreements
Schedule 6.2          Conduct of Business
Schedule 6.6          Insurance Renewal
Schedule 8.2          Severance and WARN Act Obligations

Schedule 9.1(j)       Governmental and Other Approvals
Schedule 9.1(o)       Backlog Amount
Schedule 9.1(p)       Recurring Revenues
Schedule 9.1(q)       Certain Customer Service Contracts
Schedule 9.1(s)       Form of Legal Opinion of Sellers' FCC Counsel

                  ASSET PURCHASE AGREEMENT, dated as of July 15, 2003 (the "Agreement"), among Intelsat, Ltd., a Bermuda company ("Parent"), Intelsat (Bermuda), Ltd., a Bermuda company ("Purchaser"), Loral Space & Communications Corporation, a Delaware corporation, as debtor and debtor in possession ("Loral Space"), Loral SpaceCom Corporation, a Delaware corporation, as debtor and debtor in possession ("Loral SpaceCom"), and Loral Satellite, Inc., a Delaware corporation, as debtor and debtor in possession (together with Loral Space and Loral SpaceCom, the "Sellers").

                              W I T N E S S E T H:

                  WHEREAS, the Sellers, among other things, own and operate geostationary earth orbit satellites ("GEO Satellites") on which transponder capacity is leased or sold to customers for various applications;

                  WHEREAS, each of the Sellers and the Other Filing Entities (as defined herein) has filed with the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") a voluntary petition (the "Chapter 11 Cases") for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code");

                  WHEREAS, the Sellers have advised Parent and Purchaser that the Sellers intend to dispose of certain of their assets and liabilities (including the Purchased Assets referred to in Section 2.1) through a sale or sales to be effected under the supervision of the Bankruptcy Court in the Chapter 11 Cases under the Bankruptcy Code;

                  WHEREAS, the parties hereto desire that, on the terms and subject to the conditions set forth herein, the Sellers sell to Purchaser, and Purchaser purchase from the Sellers, certain of such GEO Satellites, which are referred to as Telstar 4, Telstar 5, Telstar 6 and Telstar 7, as well as those GEO Satellites, which are referred to as Telstar 8 and Telstar 13 (to the extent of the Sellers' ownership of Telstar 13, as set forth in Section 3.8(c)), which are currently under construction (collectively, the "Purchased Satellites"), together with the Purchased Assets referred to in Section 2.1, each of which assets is used or useful in the operation of that portion of Sellers' Skynet satellite services business Related to the Purchased Satellites;

                  WHEREAS, simultaneously herewith, the Sellers shall cause Space Systems/Loral, Inc. ("SS/L") to enter into an agreement with Parent and Purchaser relating to certain obligations of SS/L relating to the transactions contemplated under this Agreement in the form of Annex G hereto (the "SS/L Agreement");

                  WHEREAS, simultaneously with the Closing, the Sellers shall cause SS/L to enter into amendments to the procurement agreements related to Telstar 8 and Telstar 13 on the terms set forth in Annex H hereto (the "Revised Procurement Agreements") and the Sellers shall cause SS/L to enter into the New Procurement Agreement (as defined below);

                  WHEREAS, simultaneously with Closing hereunder, Intelsat LLC, an Affiliate of Purchaser ("Intelsat LLC"), shall place an order with respect to one new GEO Satellite, on the terms set forth on Annex I hereto (the "New Procurement Agreement"); and

                  WHEREAS, simultaneously with Closing hereunder, SS/L and Intelsat LLC will enter into a security agreement on the terms set forth in Annex J hereto (the "Deposit and Security Agreement", and together with the Revised Procurement Agreements and the New Procurement Agreement, the "Related Agreements");

                  NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                    ARTICLE I
                              DEFINITIONS AND TERMS

                  Section 1.1 Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

"Affiliates" shall mean, with respect to any Person, any Persons directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" shall mean this Agreement, including the schedules and annexes hereto, as the same may be amended or supplemented, from time to time, in accordance with the terms hereof.

"Ancillary Agreements" shall mean: (i) the Intellectual Property Agreement; (ii) the Noncompetition Agreement; (iii) the Transition Services Agreement;
         (iv) the SS/L Agreement; (v) the Related Agreements; and (vi) any other agreement or any certificate, license or other document required to be delivered pursuant to the terms of this Agreement (other than agreements, certificates, licenses or other documents to which a Person other than one or more parties hereto, SS/L or Loral Parent or their Affiliates, is a party).

"Assumed Contract" shall mean the following to the extent in existence on the Closing Date: (a) all Contracts identified on Schedule 3.10(a), without giving effect to the cross-reference to Schedule 3.20, provided, that the Satellite Agreement, dated as of December 16, 1996 with PANGTEL shall constitute an Assumed Contract only in the circumstances set forth in Section 9.1(n); (b) all Customer Service Contracts entered into after the date hereof in accordance with
         Section 6.2 (but without giving effect to Section 6.2(b)); (c) insurance policies identified on Annex A hereto as Purchased Assets;
         (d) non-disclosure agreements identified on Schedule 3.10(a) Related to the Purchased Assets that the Purchaser elects in writing to assume within thirty (30) days of the date hereof; (e) the Revised Procurement Agreements, (f) a legally binding underwriting commitment meeting the requirement of Section 2.5(c) and (g) any other Contract the Purchaser elects to assume within seven (7) Business Days after receiving a written notice from the Sellers (which Sellers may or may not send in their sole discretion) identifying such Contract (and providing a copy thereof if not previously provided to the Purchaser) and requesting Purchaser's election whether to assume such Contract.

"Backlog"shall mean the aggregate amount of Revenues that Sellers are entitled to recognize in accordance with GAAP and consistent with past practice for services to be rendered under the terms of each Customer Service Contract during the period commencing as of a specified date and continuing until the remainder of the then current term of such Contract, but excluding any accounts receivable outstanding as of such specified date. As used herein with respect to a specified date, the term "Backlog" does not include any revenues that are not attributable to Contracts that would have been Assumed Contracts if the Closing had occurred on such date.

"Best Reasonable Efforts" shall mean the diligent, good faith efforts that a reasonably prudent Person desirous of achieving a result in an economically reasonable manner would use in similar circumstances to achieve the desired result. The obligation of a Person under this Agreement to use Best Reasonable Efforts to achieve a result that benefits another party to this Agreement requires such Person to use the same resources that such Person would have reasonably used in achieving a similar result that would have benefited such Person. The fact that a result is not actually achieved shall not create a presumption that the obligated party did not in fact utilize its Best Reasonable Efforts in attempting to accomplish the result.

"Books and Records" shall mean originals or copies of all books, ledgers, files, reports, plans and operating records (including electronic files, data, spreadsheets, etc.) related to the Transferred Business or the Purchased Assets, as the case may be, containing information that is or would be needed by a Person purchasing or owning the Transferred Business or the Purchased Assets.

"Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

"Closing" shall mean the closing of the transactions contemplated by this Agreement.

"COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Communications Act" shall mean the Communications Act of 1934, as amended.

"Contracts" shall mean the agreements, contracts, leases, purchase orders, service orders, arrangements, commitments and non-governmental licenses, whether written or oral, that are Related to the Transferred Business or the Purchased Satellites (including the Customer Service Contracts and any agreement referred to in Schedule 9.1(j)(ii)) except to the extent included in the Excluded Assets or Excluded Liabilities.

"Customer Service Contracts" shall mean Contracts to provide services to customers of the Transferred Business, other than Portability-In Contracts.

"Deposit Collateral" shall mean the collateral described in Annex J.

"Encumbrances" shall mean liens, charges, encumbrances, security interests, options, rights of way, written agreements, mortgages or deeds of trust, rights of first refusal, easements, restrictive covenants, encroachments, survey defects or any other restrictions or third party rights.

"Environmental Law" shall mean any Laws relating to the protection of the environment (including air, water, soil and natural resources) or the use, storage, handling, release or disposal of any hazardous or toxic substance or pollutant or protection of human health as it relates to the environment.

"Environmental Permits" shall mean all Governmental Authorizations issued under or pursuant, or relating, to any Environmental Law.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" shall mean any entity which is considered one employer with a Seller under Section 4001 of ERISA or Section 414 of the Code.

"Excluded Liabilities" shall mean the Liabilities that are not "Assumed
         Liabilities" referred to in Section 2.3, and shall include without limitation the "Excluded Liabilities" expressly listed in Section 2.4.

"Excluded Payments" shall mean all prepayments received in respect of (a) the transponders sold by AT&T prior to Seller's acquisition of Skynet, (b) the contract between one or more Sellers and The Church of Jesus Christ of Latter

         Day Saints, dated August 17, 1999, and (c) the option termination fee paid by CBS under the Contract, dated February 1, 2002, which for accounting purposes is being amortized over the remaining life of the contract.

"Exon-Florio" shall mean Section 721 of Title VII of the Defense Production Act of 1950, as amended by the Omnibus Trade and Competitiveness Act of 1988.

"FCC" shall mean the Federal Communications Commission and any successor thereto.

"FCC Authorizations" shall mean Governmental Authorizations of the FCC.

"Federal Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure and all rules, regulations and relevant interpretations issued under the Bankruptcy Code.

"Final Date" shall mean April 12, 2004.

"GAAP" shall mean United States generally accepted accounting principles, as consistently applied by Sellers during the relevant period.

"Government Contracts" shall mean those Contracts Related to the Purchased
         Assets between a Seller and the U.S. federal government or any agency thereof or a Seller and another party which is party to a contract with the U.S. federal government or any agency thereof under which such Seller acts as subcontractor to such other party and is obligated pursuant to any contractual flow-down provisions to abide by any government contracting regulations, including the Federal Acquisition Regulations, that are applicable to the principal contractor.

"Governmental Approval" shall mean any license, permit, certificate, consent, validation or other authorization, approval or action of any Governmental Authority required in connection with the transfer or assignment of the Purchased Assets or otherwise in connection with the execution, delivery or performance by any Seller of this Agreement or any of the Ancillary Agreements.

"Governmental Authority" shall mean any domestic or foreign supranational, national, federal, state or local judicial, legislative, executive or regulatory authority.

"Governmental Authorization" shall mean any license, permit, certificate, consent, validation, frequency registration or other authorization, approval or action of any Governmental Authority required to own and operate the Purchased Assets as currently operated by the Sellers under applicable Laws prior to the Closing.

"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Intellectual Property" shall mean intellectual property rights including:
         trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application and any intent to use applications with respect to the foregoing; patents, applications for patents (including, without limitation, divisions, continuations, continuations in-part, provisional applications and reissue applications), and any renewals, extensions or reissues thereof, in any jurisdiction; computer software (including software, data, source code and related documentation) other than software that is generally available on non-discriminatory pricing terms, software programs that purport to bind the purchaser of such programs such as shrink-wrap and click-wrap, commercial off-the-shelf software and software that is distributed as free software, open source software or under similar licensing or distribution model; inventions, discoveries and ideas, whether patentable or not in any jurisdiction, trade secrets, know-how (including, without limitation, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings and product and equipment specifications) and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings, data bases, compilations and other works, whether copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; any and all exclusive licenses to use any of the foregoing; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

"Intellectual Property Agreement" shall mean the intellectual property agreement to be entered into between Loral SpaceCom and Purchaser on or prior to the Closing Date substantially in the form of Annex C hereto.

"ITU" shall mean the International Telecommunication Union.

"ITU Authorizations" shall mean Governmental Authorizations of the ITU.

"Knowledge" of a Seller as to a matter that is the subject of a representation, warranty or condition shall mean (a) the actual knowledge as to any such matter of any of the Persons listed in Schedule 1.1(a) (or any successor with similar authority and responsibilities) and (b) the actual knowledge that a prudent business person in such position would reasonably be expected to have in light of such Person's title and responsibilities, and after reasonable inquiry of subordinates.

"Law" shall include any law, statute, ordinance, rule, regulation, permit, license, authorization, order, judgment, injunction or decree of any Governmental

         Authority and, without limiting the generality of the foregoing, any Governmental Authorization.

"Liability" shall mean any debt, liability, guarantee, commitment or other obligation (contingent or otherwise), known or unknown, matured or unmatured, due or to become due, accrued or unaccrued.

"Licensed Intellectual Property" shall mean the Intellectual Property listed as such on Schedule 3.9.

"Loral Parent" shall mean Loral Space & Communications Ltd., a Bermuda company.

"Material Adverse Change" shall mean an event that has had, or is reasonably likely to have, a Material Adverse Effect.

"Material Adverse Effect" shall mean an effect that is materially adverse to the value of the Transferred Business or the Purchased Assets, taken as a whole, or materially adverse to the business, financial condition or results of operations of the Transferred Business, taken as a whole; provided that the following shall be excluded from any determination as to whether a Material Adverse Effect has occurred: (a) any changes or effects attributable to the expiration or non-renewal of any Customer Service Contracts in accordance with the respective terms of such contracts (other than an expiration resulting from a party's exercise of an early termination or buy-out right); (b) any changes or effects attributable to general economic or political conditions (but only if the Transferred Business and the Purchased Assets are not disproportionately affected); and (c) any changes or effects that are generally applicable to Persons engaged in the satellite communications operator business (but only if the Transferred Business and the Purchased Assets are not disproportionately affected). In addition, solely for purposes of determining whether there has been a Material Adverse Change under Section 3.19, there shall be excluded from such determination any changes or effects that are directly attributable to the filing of the Chapter 11 Cases. The filing of the Chapter 11 Cases shall not, taken alone, be deemed to represent a Material Adverse Effect.

"Noncompetition Agreement" shall mean the noncompetition agreement to be entered into among Parent, Purchaser, Sellers and the Affiliates of Sellers specified therein, on or prior to the Closing Date substantially in the form of Annex D hereto.

"Non-Disclosure Agreement" shall mean the Non-Disclosure Agreement, dated
         January 27, 2002, between Parent and Loral Parent, as amended.

"Other Filing Entities" shall include entities referred to in Schedule 1.1(c) hereto.

"Out-of-Pocket Expenses" shall mean payments by a Person to a third party and shall not include compensation paid to such Person's employees.

"Person" shall mean an individual, a company, a corporation, a partnership, an association, a trust or other entity or organization or any Governmental Authority.

"Pro Rata Fraction" shall mean a fraction of which (a) the denominator is the total cancellation payment divided by the monthly rate specified in the contract and (b) the numerator is the denominator minus the number of months from the cancellation date to the Closing.

"Purchased Satellite Procurement Contracts" or "Purchased Satellite Procurement
         Agreements" shall mean the following:

                           (a) Telstar 4: Contract, dated August 2, 1989, between Loral SpaceCom (as successor to AT&T) and Lockheed Martin (as successor to General Electric Company);

                           (b)      Telstar 5, Telstar 6 and Telstar 7:
                  Contract, dated March 17, 1995 between Loral SpaceCom (as successor to AT&T) and SS/L, as amended by Amendment No. 1, dated June 25, 1996, Amendment No. 2, dated August 1, 1997, and Amendment No. 3, dated September 1, 1998;

                           (c) Telstar 8: Contract, dated June 24, 1998, between Loral SpaceCom and SS/L, as amended by Contract Amendment No. 1, effective as of February 12, 2001 and Contract Amendment No. 2, effective as of March 15, 2002 and as amended in accordance with the terms of Annex H; and

                           (d) Telstar 13: Agreement, dated February 22, 2000, between Echostar Orbital Corporation and Loral SpaceCom, the Amended and Restated Echostar 9 Agreement, effective as of November 16, 2001, between Loral SpaceCom and SS/L, as amended in accordance with the terms of Annex H, and the Contract, dated February 22, 2000, between Loral SpaceCom and Echostar Orbital Corporation.

"Recurring Revenues" shall mean Revenues earned in the ordinary course of the Transferred Business, consistent with past practice, but shall exclude the portion of each termination fee payable by a customer upon early termination of its contract commitment equal to the Pro Rata Fraction multiplied by the aggregate of such termination fees, any fees related to termination of options or any similar non-recurring Revenue items; provided that the Revenues from occasional, month-to-month and part-time use shall be deemed to be Recurring Revenues.

"Regulatory Requirements" means all applicable requirements of the Federal
         Communications Act of 1934, as amended, and the published policies, rules, decisions and regulations of the FCC as amended from time to time.

"Related to" shall mean primarily related to, or used or intended to be used or held for use primarily in connection with.

"Related to the Purchased Assets" shall mean primarily related to, or used or intended to be used or held prior to the Closing for use primarily in connection with, the Purchased Assets.

"Revenues" shall mean the revenues recognized by Sellers in accordance with GAAP, consistently applied, for services rendered under the Customer Service Contracts (including any Customer Service Contracts with Loral Skynet Network Services, Inc.) and Portability-In Contracts (but only to the extent attributable to Purchased Satellites) and including revenues derived from the transponders sold by AT&T prior to Sellers' acquisition of Skynet to the extent consistent with past practices. As used herein with respect to a specified date, the term "Revenues" does not include any revenues that are not attributable to Contracts that would have been Assumed Contracts if the Closing had occurred on the date such revenues accrued.

"Subsidiary" shall mean any Person 50% or more of the equity interests in which are beneficially owned directly or indirectly by a Seller.

"Successor" or "successor" shall mean the legal successor to any Person in connection with any amalgamation, merger, reorganization or equivalent thereof and shall include, without limitation, the purchaser of all or substantially all of the assets of such Person; provided that Purchaser will not be Successor to the Sellers.

"Taxes" shall mean taxes, fees, duties or other charges imposed by any Governmental Authority, including, but not limited to income, franchise, gross receipts, gains, capital, value added, ad valorem, respective severance, property, production, sales, use, transfer, stamp, documentary, recording, registration, license, excise, employment, occupation, pension plan, withholding, payroll, minimum taxes, windfall profit taxes or similar taxes, fees, duty or other charges together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Total Loss" shall mean, with respect to any Purchased Satellite, any of the following: (a) the complete loss, destruction or permanent failure of the satellite; (b) the satellite suffers or is expected to suffer Transponder Failure(s) resulting in an accumulated loss of more than fifty (50) percent of its Remaining Transponder Years from the date the failure occurs through the Remaining Mission Life; or (c) the revocation, non-renewal or other loss of the applicable ITU Authorization or FCC Authorization required in order to operate such satellite at its intended orbital location. In addition, solely with respect to Telstar 13, the term "Total Loss" shall also include any event or condition that would constitute a "Total Loss" as defined in Section 4B of the Amended and Restated Echostar 9 Contract between Loral Skynet and SS/L, effective as Novemeber 16, 2001, as amended through June 30, 2003.

                  As used in the foregoing definition, the terms:

                  "Remaining Transponder Years" shall mean the product of (i) the number of transponders operating for one year in a manner that is not a Transponder Failure and (ii) the number of years included in the satellite's Remaining Mission Life. As of August 1, 2003, the Remaining Transponder Years for each Purchased Satellite are as follows:

                           (a) Telstar 4: (24 C-band + 24 Ku-band) x 2.148 years = 103.104 years

                           (b) Telstar 5: (24 C-band + 28 Ku-band) x 5.816 years = (-35.2 years due to partial transponder loss) = 267.232 years

                           (c) Telstar 6: (24 C-band + 28 Ku-band) x 7.548 years = 392.496 years

                           (d) Telstar 7: (24 C-band + 24 Ku-band) x 8.156 years = 391.488 years

                  "Remaining Mission Life" shall mean the time period in years until the satellite reaches its completion of orbital design life. As of August 1, 2003, the Remaining Mission Life for each operational Purchased Satellite is as follows:

                           (a)      Telstar 4: 2.148 years

                           (b)      Telstar 5: 5.816 years

                           (c)      Telstar 6: 7.548 years

                           (d)      Telstar 7: 8.156 years

                  "Satellite Performance Specifications" shall mean the relevant Performance Specifications set forth in the Purchased Satellite Procurement Agreements for each of Telstar 4, Telstar 5, Telstar 6, Telstar 7 and Telstar 13.

                  "Transponder Failure" shall mean that the transponder permanently (including permanently intermittently) fails to operate in accordance with the Satellite Performance Specifications or will fail to operate in accordance with the Satellite Performance Specifications throughout all periods including eclipse, loss of on-board propellant or available power resulting in the reduction in the Remaining Mission Life.

"Transferred Business" shall mean the portion of Sellers' Skynet satellite services business operations Relating to and conducted with the Purchased Satellites, excluding Sellers' Network Services Business of providing end-to-end data solutions on networks comprised of earth terminals, space segment, and where appropriate, networking hubs and Sellers' Professional Services Business of providing (a) technical support and monitoring in the construction and launch of satellites,
         (b) telemetry, tracking and control services and (c) technical and operational support in the design, implementation and operation of data networks over satellites.

"Transferred Intellectual Property" shall mean Intellectual Property that is listed as such on Schedule 3.9.

"Transition Services Agreement" shall mean, collectively, the Business
         Transition Services Agreement and the TT&C Transition Services Agreement entered into among Sellers and Purchaser on the date hereof and attached hereto as Annex E-1 and E-2, respectively.

                  Each of the following terms is defined in the section of this Agreement set forth opposite such term:

          Term                                                       Section
          ----                                                       -------
363/365 Orders                                                       5.1(b)
Accounting Requirements                                              6.7(a)
Adjustments                                                          2.5(b)
Agreement                                                            Preamble
Alternate Transaction                                                5.1(c)
Applicable Employees                                                 8.2(d)
Arbiter                                                              2.5(g)
Arbiter Report                                                       2.5(g)
Assumed Liabilities                                                  2.3
Average Transponder Price                                            9.1(q)
Backlog Threshold                                                    2.5(b)
Bankruptcy Code                                                      Recitals
Bankruptcy Court                                                     Recitals
Base Price                                                           2.5(a)
Benefit Plans                                                        8.2(e)
Break-Up Fee                                                         5.1(c)
Chapter 11 Cases                                                     Recitals
Chosen Courts                                                        12.11
Closing Date                                                         2.6
Commingled Books and Records                                         6.3
Consideration                                                        8.1(a)
Contracts With Warranty                                              3.10(j)
D&T                                                                  6.7(a)
Deposit                                                              2.7(a)(v)
Deposit and Security Agreement                                       Recitals
DOJ                                                                  6.5(c)
Echostar                                                             9.1(l)
Employees                                                            8.2(b)
Entitlement Party                                                    2.1(a)
Estimated Adjustment Report                                          2.5(b)
Excluded Assets                                                      2.2
Expense Reimbursement                                                5.1(c)
Final Report                                                         2.5(e)
FTC                                                                  6.5(c)
GEO Satellites                                                       Recitals
Intelsat LLC                                                         Recitals
Lease Agreement                                                      6.17 (b)
Lease Notice                                                         6.17(a)
Listed Employees                                                     8.2(b)
Loral Space                                                          Preamble

          Term                                                       Section
          ----                                                       -------
Loral SpaceCom                                                       Preamble
New Lease                                                            6.17(a)
New Procurement Agreement                                            Recitals
Objection Notice                                                     2.5(f)
Open Source                                                          3.9(e)
Other Employees                                                      8.2(b)
Other Intellectual Property                                          3.9(a)
Parent                                                               Preamble
Parent Shareholder Approval                                          4.2
Parent Shareholder Approval Date                                     11.1(b)
Parent Shareholders Meeting                                          7.2
PNG Agreement                                                        6.15
Portability-In Contract                                              3.10(g)
Portability-Out Contract                                             3.10(g)
Postponement Notice                                                  2.6
Proposal                                                             6.13
Purchase Price                                                       2.5(a)
Purchased Assets                                                     2.1(a)
Purchased Satellites                                                 Recitals
Purchaser                                                            Preamble
Purchaser Obligations                                                12.7
Receiving Party                                                      2.1(a)
Related Agreements                                                   Recitals
Restricted Persons                                                   6.13
Retained Accountants                                                 6.7(a)
Revenue Threshold                                                    2.5(b)
Revised Procurement Agreements                                       Recitals
Sale Order                                                           5.1(b)
Sale Procedures Order                                                5.1(b)
Sales and Marketing Employees                                        8.2(b)
SEC                                                                  3.14(a)
Sellers                                                              Preamble
Sellers' FCC Application                                             6.5(a)
Selling Activities                                                   6.13
Solicit                                                              8.2(g)
SS/L                                                                 Recitals
SS/L Agreement                                                       Recitals
Superior Proposal                                                    6.13
Three-Month Period                                                   2.5(b)(iv)(A)
Transaction                                                          6.13
Transfer Taxes                                                       8.1(b)
Upgrade Software                                                     Annex A
WARN Act                                                             2.4(j)

          Term                                                       Section
          ----                                                       -------
Warranty Claims                                                      2.3

                  Section 1.2 Other Definitional Provisions.

                  (a) The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) The terms "dollars" and "$" shall mean United States dollars.

                                   ARTICLE II
                    PURCHASE AND SALE OF THE PURCHASED ASSETS

                  Section 2.1 Purchase and Sale of Purchased Assets.

                  (a) On the terms and subject to the conditions set forth herein, at the Closing, the Sellers agree to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned or delivered, to Purchaser, and Purchaser agrees to purchase from the Sellers, good title to all right, title and interest of the Sellers in and to the assets set forth on Annex A hereto, whether tangible or intangible, except for the Excluded Assets, free and clear of any Encumbrances (other than Encumbrances that constitute Assumed Liabilities) to which Purchaser would be subject following the Closing Date (the "Purchased Assets"). In the event it is determined following the Closing that any asset that is uniquely related to a Purchased Satellite should have been transferred to Purchaser in order for the representations and warranties of Sellers in Section 3.2 to be true but were not, such assets shall also constitute Purchased Assets and shall be transferred, without charge, to Purchaser. Subject to the provisions of Section 7.6, if after the Closing Date, Sellers, on the one hand, or Purchaser and Parent, on the other hand (the "Receiving Party") , receive any funds which, pursuant to the terms of this Agreement, belong to the other party (the "Entitlement Party"), the Receiving Party shall hold such funds in trust for, and immediately pay over such funds to, the Entitlement Party.

                  (b) On the Closing Date, Sellers shall (i) cure, at Sellers' sole expense, any and all defaults existing under each Assumed Contract to the extent required for Sellers to assume such Assumed Contract in the Chapter 11 Cases, (ii) pay, or to the extent permitted by the Sale Order segregate funds sufficient to pay, any and all cure amounts due with respect to each Assumed Contract, (iii) assume each Assumed Contract in the Chapter 11 Cases, and (iv) subject to Purchaser providing adequate assurance of performance to the counterparty thereto to the extent required by the Bankruptcy Court, assign such Assumed Contract to Purchaser pursuant to an order of the Bankruptcy Court (which may be the Sale Order or one or more other orders that are no less favorable to Parent and Purchaser than the provisions of the Sale Order). Effective upon and concurrently with such assignment, Purchaser shall assume each Assumed Contract assigned to it pursuant to this Section 2.1.

                  Section 2.2 Excluded Assets. Notwithstanding any provision herein to the contrary, the Purchased Assets shall exclude all assets and properties of the Sellers and any Affiliate of the Sellers other than those assets and properties included in the definition of Purchased Assets (all such assets herein referred to as the "Excluded Assets"), including, without limitation, the assets listed on Annex B hereto.

                  Section 2.3 Assumed Liabilities. On the terms and subject to the conditions set forth herein, on the Closing Date, Purchaser or its designated Affiliate (whose performance has been guaranteed as provided in Section 12.7) shall deliver to the Sellers an instrument of assumption in form and substance reasonably satisfactory to Sellers pursuant to which Purchaser or such designated Affiliate shall assume and agree to discharge (a) all Liabilities under the Assumed Contracts that arise and become due with respect to periods on or after the Closing Date in accordance with the respective terms and subject to the respective conditions thereof; (b) Liability for any claims first made on or after the Closing Date with respect to warranty or similar claims under Assumed Contracts that are Contracts With Warranty to the extent that the claim relates to performance problems after the Closing regardless of whether the underlying event or condition giving rise to the warranty or similar claim existed or arose on, prior, or after Closing ("Warranty Claims"); (c) Liabilities set forth on Schedule 2.3; and (d) any Liability arising on or after the Closing Date in connection with the operation of the Transferred Business or ownership of the Purchased Assets by Purchaser or its Affiliates on or after the Closing Date (the "Assumed Liabilities").

                  Section 2.4 Excluded Liabilities. The only Liabilities which Purchaser shall assume and to which the Purchased Assets shall be subject are the Assumed Liabilities and all other Liabilities shall be retained by the Sellers. For the avoidance of doubt, the Liabilities listed below are excluded and shall not be assumed or discharged by Parent or its Affiliates and instead shall be retained by the Sellers:

                  (a) All Liabilities arising out of or relating to the Excluded Assets;

                  (b) All Liabilities for Transfer Taxes imposed or assessed as a result of the transactions effected pursuant to this Agreement;

                  (c) All Liabilities of the Sellers with respect to any indebtedness for borrowed money;

                  (d) All Liabilities relating to claims for overcharges made or billed prior to the Closing;

                  (e) Any Liabilities or obligations of any Seller under any Contract related to breaches by a Seller of its obligations thereunder occurring prior to the Closing Date;

                  (f) Any payment obligations of any Seller for goods delivered or services rendered prior to the Closing (other than (i) Warranty Claims, and (ii) "orbital payments" and similar payments arising out of the operation of the Purchased Satellites, including those to become due pursuant to the terms of the Purchased Satellite Procurement Contracts, Revised Procurement Contract and New Procurement Contract);

                  (g) Any Liabilities, obligations or responsibilities whatsoever relating to any "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by any Seller, any ERISA Affiliate, any Subsidiary or any Affiliate of any Seller whether or not relating to employees associated with the Purchased Assets, including any multiemployer plan, maintained by or contributed to by any Seller or any ERISA Affiliate, or as to which any Seller, Subsidiary, ERISA Affiliate or Affiliate of any Seller is obligated to contribute to, at any time, including any such Liability (i) to the Pension Benefit Guaranty Corporation under Title IV of ERISA; (ii) relating to a multiemployer plan; (iii) with respect to non-compliance with the notice or benefit continuation requirements of COBRA; or (iv) with respect to any non-compliance with ERISA or any other applicable laws;

                  (h) Except as provided in Section 8.2(c), all Liabilities with respect to any Persons at any time employed by any Seller or its Affiliates in connection with the operation or ownership of the Transferred Business or the Purchased Assets, whether known or unknown, fixed or contingent which arise out of events occurring prior to employment of any of such Persons, if at all, by Purchaser;

                  (i) All Liabilities arising from the ownership or operation of the Purchased Assets prior to the Closing;

                  (j) Except as provided in Section 8.2(c), any Liabilities arising under the Worker Adjustment and Retraining Notification Act (the "WARN Act") in connection with the Sellers' termination of any employees; and

                  (k) All Liabilities assessed by the FCC for violations of statutes, rules and policies with respect to Sellers' operation of the Purchased Assets and the Transferred Business prior to the Closing.

                  Section 2.5 Purchase Price. (a) On the terms and subject to the conditions set forth herein, at the Closing, Purchaser agrees to pay to the Sellers $1.0 billion (the "Base Price"), subject to increase or decrease pursuant to Sections 2.5(b), (c) and (d) (the Base Price, as so adjusted, the "Purchase Price").

                  (b) The Base Price shall be adjusted by the amounts set forth in clauses (i) through (v) below (the "Adjustments"). At least three (3) Business Days prior to the Closing, Sellers shall deliver to Purchaser a report (the "Estimated Adjustment Report") certified as to completeness and accuracy by the chief financial officer of each Seller, which shall set forth a reasonable good faith estimate (together with reasonable supporting detail) of the Adjustments set forth in clauses (i), (ii), (iii) and (v) below.

                           (i) The Base Price shall be decreased by the sum of all amounts received by the Sellers prior to the Closing with respect to customer deposits, prepayments and accounts receivable generated by the Transferred Business to the extent related to the period after the Closing Date (other than (A) the Excluded Payments and (B) the remaining balance of the amounts prepaid as of the date hereof under the Contracts set forth on Schedule 2.5(b)(i)).

                           (ii) The Base Price shall be decreased by an amount equal to the Pro Rata Fraction multiplied by each cancellation payment received by Sellers with respect to periods prior to the Closing with respect to Customer Service Contracts which would not have terminated prior to Closing but for the cancellation occurring after the date of this Agreement and which would have been Assumed Contracts if they had not been terminated.

                           (iii) The Base Price shall be decreased by any insurance payments received by Sellers, net of any payments by Sellers to parties under Contracts With Warranty with respect to the insured loss, prior to the Closing in respect of (i) a loss suffered by the Transferred Business or the Purchased Assets (or assets that would have been Purchased Assets but for such loss) subsequent to the date hereof and prior to the Closing Date, or (ii) a new proof of loss first filed after the date hereof other than with respect to matters described on Schedule 3.20(b).

                           (iv) There shall be a Final Report as of a month-end no more than sixty (60) days prior to the Closing. The Base Price shall be decreased by the greater of the following decreases:

                                             (A)      if Recurring Revenues for
                                    the three (3) calendar month period (the
                                    "Three-Month Period") in the Final Report are below the revenue threshold set forth in
                                    Schedule 2.5(b)(iv)(A) (the "Revenue
                                    Threshold"), then the Base Price shall be decreased $10 for every $1 that such Recurring Revenues are below the Revenue Threshold, but not more than a $100 million decrease in the aggregate under this Section 2.5(b)(iv)(A).

                                             (B)      if Backlog, as set forth
                                    in the Final Report, is less than the
                                    backlog threshold set forth on Schedule
                                    2.5(b)(iv)(B) (the "Backlog Threshold"), then the Base Price shall be decreased by the difference between the Backlog Threshold and such Backlog amount, but not more than a $25 million decrease in the aggregate under this Section 2.5(b)(iv)(B).

                  (v) The Base Price shall be increased by the sum of: (A) all security and similar deposits paid by any Seller to the Contract counterparty under any of the Assumed Contracts (but only to the extent of the economic benefit that Purchaser receives from such deposits), (B) pre-paid expenses that are Purchased Assets (provided that no Adjustment shall be made with respect to launch risk management insurance for Telstar 8 and Telstar 13) and (C) to the extent related to the Purchased Assets, personal property taxes and FCC regulatory fees, in each case under clauses (A), (B) and (C) to the extent that they relate to the Transferred Business for any period following the Closing. The Base Price shall be decreased by the amount of any FCC regulatory fees that will be payable by Purchaser (or its designated Affiliate) following the Closing with respect to the Purchased Assets, to the extent such fees relate to the Transferred Business for any period prior to the Closing.

                  (c) The Base Price shall be decreased by $25 million if at Closing Sellers or SS/L have not delivered to Purchaser under the terms of the Telstar 8 Procurement Contract a legally binding underwriting commitment to Purchaser as the named insured or the valid assignment of Sellers' or SS/L's rights as the named insured to such a commitment for launch risk management insurance with coverage limits of $250 million (which policy coverage limits may be decreased as provided in the Revised Procurement Agreement related to Telstar 8) and on the terms set forth in Schedule 2.5(c).

                  (d) If on or prior to the Closing Date, Sellers, in compliance with Section 6.17, shall have entered into a New Lease and Purchaser shall have elected under Section 6.17(c) for the New Lease to be the Lease Agreement for purposes of this Section 2.5(d), and the Lease Agreement is a valid and binding Contract (which is an Assumed Contract, all rights under which are legally and validly assigned to Purchaser at Closing) then: (A) the Base Price shall be increased by $100 million and (B) provided that SS/L executes and delivers at Closing amendments to the Purchased Satellite Procurement Agreements eliminating all obligations to make orbital incentive payments, Purchaser shall pay SS/L on the Closing Date $25 million, whereupon the covenant of Sellers in Section 6.16 hereof and the closing condition in
         Section 9.1(r) hereof shall cease to be effective.

                  (e) Commencing with November 30, 2003 (or such earlier month-end as the parties may agree) and on and as of each subsequent month end, Ernst & Young or, if it is unable or unwilling to serve, another mutually acceptable accounting firm or, if the parties are unable to agree, such a firm selected by the Bankruptcy Court (Ernst & Young or such other firm, the "Accountants") shall perform an agreed upon procedures review of the Backlog as of, and the Recurring Revenues for the Three Month Period ending on such month end and shall report, as part of such review, on their computation of such amount (the "Monthly Report"). The Monthly Report shall also set forth a calculation the

         Average Transponder Price for the period from the date of this Agreement through the last day of the last full calendar month covered by the Monthly Report. Sellers shall deliver to the Accountants promptly after November 30, 2003 and after the end of each month thereafter a calculation (with appropriate supporting detail) of Recurring Revenues for the Three Month Period ending at such month end, Average Transponder Price through such month end and Backlog as of such month end. The Accountants shall deliver each of their Monthly Reports to Sellers and the Parent and Purchaser as soon as practicable after its completion. Sellers and Parent and Purchaser shall consult in good faith with respect to each Monthly Report to reach an agreement on all computational and other issues with a view towards minimizing the likelihood of a dispute with respect to the Final Report referred to below. On the Closing Date, the Base Price shall be adjusted to reflect the Adjustment required under Section 2.5(b)(iv) solely on the basis of the Recurring Revenues and Backlog shown on the most recent Monthly Report delivered by the Accountants (that Monthly Report, and the amounts set forth therein, used to establish these Adjustments is referred to as the "Final Report"). Sellers shall provide the Accountants their full cooperation (including executing and delivering appropriate management representation letters and all necessary information including, without limitation an accounts receivable aging schedule).

                  (f) Within sixty (60) days after the Closing: (i) Purchaser may, by written notice to Sellers, object to all or any portion of the Estimated Adjustment Report, (ii) Sellers may notify Purchaser that they believe that the actual amounts in clauses (i),
         (ii), (iii) and (v) of Section 2.5(b) at Closing vary from the amounts in the Estimated Adjustment Report and (iii) either party may object to the computation of Recurring Revenues for the Three Month Period or Backlog in the Final Report. Upon reasonable prior notice, Sellers shall provide Purchaser with reasonable access during normal business hours during such sixty (60) day period to the books and records used in connection with the preparation of the Estimated Adjustment Report or to any other information in any Seller's possession that relates to the amounts in the Final Report. If any party makes an objection or provides a notice under this Section 2.5(f), it shall within such sixty
         (60) day period deliver to the other parties written notice (the "Objection Notice") of its: (i) objection or its notice relating to the Estimated Adjustment Report and the calculation of the Adjustments or the computations in the Final Report, as the case may be, (ii) setting forth the items being disputed and the reasons therefore and (iii) specifying the party's calculation of each of the Adjustments or the computations in the Final Report, as the case may be, and the amount payable in accordance with this Section 2.5.

                  (g) For fifteen (15) days after delivery of the Objection Notice, Purchaser and Sellers shall attempt to resolve all disputes. If Purchaser and Sellers cannot resolve all such disputes within such fifteen (15) day period, Purchaser or Sellers may submit the matters in dispute for determination by a nationally recognized public accounting firm that is mutually acceptable to the parties or, if the parties are unable to agree, such a firm selected by the Bankruptcy Court (such a firm, the "Arbiter"). Promptly, but not later than thirty (30) days after the acceptance of its appointment, the Arbiter shall determine (based solely on presentations to the Arbiter by or on behalf of Sellers and Purchaser and not by independent review) only those items in dispute and shall render a report (the "Arbiter Report") as to the matters in dispute and the resulting payment pursuant to Section 2.5. Such determination shall be done as of the Closing or the date of the Final Report, as the case may be. For purposes of the Arbiter's calculation, the amounts to be included shall be the appropriate amounts from the Estimated Adjustment Report and the Final Report as to items that are not in dispute and for those items in dispute the amounts determined by the Arbiter. In resolving any disputed item, the Arbiter may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party. Purchaser and Sellers shall cooperate with the Arbiter in making its determination and such determination shall be conclusive and binding upon Purchaser and Sellers.

                  (h) Purchaser and Sellers shall each bear one-half of the fees and expenses of the Accountants and the Arbiter. Sellers, Parent and Purchaser shall enter into customary engagement letters with the Accountants and the Arbiter.

                  (i) Any payment owed by a party as a result of the Arbiter's determination shall be paid within ten (10) days after delivery of the Arbiter Report.

                  (j) If there is an amount owed by Sellers to Purchaser under Section 2.5(i) and Sellers have failed to make payment to Purchaser of such amount on the date provided therein, Purchaser may, in lieu of having a continuing claim against Sellers for such unpaid amount, elect, by written notice to Sellers and SS/L, to reduce the purchase price under the New Procurement Agreement by an amount equal to such unpaid amount and SS/L shall have a claim only against the Seller (and not against Purchaser) with respect to such reductions.

                  Section 2.6 Closing. The Closing shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, N.Y., 10004 at 10:00 a.m. local time, on the fifth (5th) Business Day following: the later of
(a) the receipt of the Government Approvals referred to in Section 9.1(h), (i) and (j) (other than any Governmental Approval the receipt of which has been waived by Purchaser and Sellers) and (b) the expiration date of any applicable waiting period under the HSR Act. If on such fifth (5th) Business Day there are other conditions that would not be satisfied if the Closing occurred on such date, the Closing may be postponed by either Sellers or Purchaser to a later date (but not later than the Final Date) by a delivery of written notice (the "Postponement Notice") to the other party not later than the close of business on such fifth (5th) Business Day unless (i) the party seeking such postponement is in material breach of its obligations under this Agreement or (ii) the other party has reasonably and in good faith concluded that it is unlikely that all the conditions to its obligation to effect the Closing will be satisfied by the Final Date and has provided written notice of such conclusion to the party seeking postponement within five (5) Business Days of receipt of the Postponement Notice. Purchaser may elect to defer the Closing until the last Business Day in the calendar month in which the Closing would have otherwise occurred pursuant to the terms of the preceding two sentences. The date on which the Closing occurs is called the "Closing Date". The Closing shall be effective as of 12:01 a.m. on the Closing Date.

                  Section 2.7 Deliveries by Purchaser.

                  (a) At the Closing, Purchaser shall deliver the following to the Sellers:

                           (i) The Purchase Price in immediately available funds by wire transfer to the accounts designated, in writing, by the Sellers not less than three Business Days prior to the Closing;

                           (ii) Such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to the Sellers, as may be necessary to effect Purchaser's assumption of the Assumed Liabilities;

                           (iii) A copy of each of the applicable Ancillary Agreements and any documents required to be delivered by such agreements, in each case duly executed by Purchaser or such of its Affiliates as are party thereto;

                           (iv) The certificates, opinions and other documents referred to in Section 9.2 to be delivered by Purchaser; and

                           (v) A deposit of $100 million with respect to the New Procurement Agreement (the "Deposit") in immediately available funds by wire transfer to the accounts designated, in writing, by the Sellers not less than three (3) Business Days prior to the Closing; provided that if Sellers are unable to deliver a valid, perfected, first priority security interest in the Deposit Collateral, as provided in the Deposit and Security Agreement, the Deposit shall not be a condition to Closing and shall only be required to be made when the required security interest in the Deposit Collateral, together with all appropriate documentation, is so delivered.

                  (b) Purchaser may designate, in a written notice delivered to the Sellers not less than thirty (30) days prior to the Closing Date, one or more of its Affiliates to accept title to or assignment of any portion of the Purchased Assets and assume any portion of the Assumed Liabilities directly from the Sellers at the Closing; subject to Parent's compliance with Section 12.7 and such assignment not hindering, delaying, or materially increasing the cost of Closing; and provided that no such assignment shall relieve Purchaser or Parent of their obligations hereunder.

                  Section 2.8 Deliveries by Sellers. At the Closing, the Sellers shall deliver to Purchaser the following:

                  (a) Bills of sale, assignments and any other customary instruments of sale and conveyance, in form and substance reasonably acceptable to Purchaser, transferring to Purchaser all Purchased Assets;

                  (b) A copy of each of the Ancillary Agreements and any documents required to be delivered by such agreements, in each case duly executed by Sellers or such of their Affiliates as are party thereto; provided that if Sellers fail to deliver the documentation as is necessary to grant to Purchaser the security interest referenced in
         Section 2.7(a)(v) above, such failure shall only constitute a condition to Purchaser extending the Deposit, and Purchaser's sole remedy under this Agreement for the failure to deliver such documentation shall be that it is relieved from its obligation to extend the Deposit until such time as Sellers deliver such documentation;

                  (c) The Books and Records other than Commingled Books and Records that are subject to Section 6.3;

                  (d) The certificates, opinions and other documents referred to in Section 9.1 to be delivered by Sellers; and

                  (e) Such other instruments or documents, in form and substance reasonably acceptable to Purchaser, as may be necessary to effect the Closing.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

                  Each Seller jointly and severally represents and warrants to Parent and Purchaser as follows:

                  Section 3.1 Organization and Qualification. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate the Purchased Assets as currently owned and operated by it. Each Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of the Purchased Assets by it requires such qualification except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

                  Section 3.2 Purchased Assets. Except as set forth in Schedule 3.2, the Purchased Assets together with the services to be received pursuant to the Transition

Services Agreement and the Licensed Intellectual Property licensed pursuant to the Intellectual Property Agreement are sufficient to enable Purchaser immediately following the Closing to conduct the Transferred Business in substantially the same manner as the Transferred Business has been operated by the Sellers in the past.

                  Section 3.3 Corporate Authorization. Subject to obtaining approval by the Bankruptcy Court, each Seller has the necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform each of its obligations hereunder and thereunder. Except for approval by the Bankruptcy Court, the execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which it is a party have been duly and validly authorized, and no additional corporate authorization or consent (including, without limitation, any action by such Seller's shareholders) is required in connection with the execution, delivery and performance by such Seller of this Agreement or the Ancillary Agreements.

                  Section 3.4 Consents and Approvals. Except for the Governmental Approvals listed in Schedule 3.4, and subject to obtaining approval by the Bankruptcy Court, no Governmental Approvals are required to be obtained by any Seller, and no notice or filing is required to be given by any Seller to, or made by any Seller with, any Governmental Authority or other Person in connection with the execution, delivery or performance by the Sellers of this Agreement or any of the Ancillary Agreements.

                  Section 3.5 Non-Contravention. Subject to obtaining approval by the Bankruptcy Court, the execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Seller, (b) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of such Seller under, or to a loss of any benefit to which such Seller is entitled under, any Contract, except as listed in Schedule 3.5, or result in the creation of any Encumbrance upon any of the Purchased Assets that will not be discharged in full on or prior to the Closing or (c) assuming the consents, approvals, waivers, authorizations, notices and filings set forth in Sections 3.4 and 4.3 are obtained or given or made, violate or result in a breach of or constitute a default under any Law.

                  Section 3.6 Binding Effect. This Agreement, upon approval by the Bankruptcy Court, constitutes, and each of the Ancillary Agreements to which a Seller is a party when executed and delivered by the parties thereto, upon approval by the Bankruptcy Court, will constitute, a valid and legally binding obligation of each Seller enforceable in accordance with its terms, subject in the case of each Seller's obligation to transfer the Purchased Assets, to obtaining, giving or making the consents, approvals, waivers, authorizations, notices and filings set forth in Sections 3.4 and 4.3.

                  Section 3.7 Litigation and Claims.

                  (a) Except as set forth in Schedule 3.7 hereof and except for the Chapter 11 Cases and the matters and proceeding arising thereunder, there is no civil, criminal or administrative action, suit, demand, claim, hearing, arbitration proceeding, investigation, pending or, to the Knowledge of any Seller threatened, involving any Seller or the Purchased Assets, before any arbitration tribunal, domestic or foreign, or before any Governmental Authority which (i) challenges, or that would have the effect of preventing or delaying the consummation of the transactions contemplated hereby, (ii) would have the effect of subjecting any Seller to a material cease and desist order with respect to the Purchased Assets or (iii) has had or would reasonably be expected to have, a Material Adverse Effect.

                  (b) Except as set forth in Schedule 3.7 hereof, no Seller has been charged with, nor to the Knowledge of the Sellers, is any Seller under investigation with respect to, any violation of any provision of any Law with respect to the Purchased Assets or the conduct of the Transferred Business.

                  (c) Except as set forth in Schedule 3.7 hereof, none of the Purchased Assets or (except for Governmental Authorizations and such orders, writs, judgments, awards, injunctions and decrees as do not, and subsequent to the Closing will not, in the aggregate have a Material Adverse Effect) any Seller is subject to any order, writ, judgment, award, injunction or decree of any court or Governmental Authority of competent jurisdiction or any arbitrator or arbitrators, other than those arising in the Chapter 11 Cases.

                  Section 3.8 Property, Equipment and Other Purchased Assets.

                  (a) Except for this Agreement or as set forth in Schedule 3.8, no Seller is obligated under or a party to, any option, right of first refusal or other contractual right to sell, lease or dispose of (other than pursuant to Customer Service Contracts) of the Purchased Assets or any portion thereof or interest therein.

                  (b) Except as set forth in Schedule 3.8, each Seller has good title to the Purchased Satellites and the other Purchased Assets purported to be owned by it, which in the aggregate for the Sellers, constitute all the Purchased Assets, free and clear of any Encumbrances (other than Encumbrances that would constitute Assumed Liabilities) to which Purchaser or such Purchased Assets would be subject following the Closing Date. Subject to ordinary course wear and tear, and except as set forth in Schedule 3.8, all material assets included in the Purchased Assets, including, without limitation, the in-orbit Purchased Satellites, are in good and working condition for use in the ordinary course consistent with the Sellers' past practice, and each Seller has performed regular maintenance on the Purchased Assets owned by it in accordance with such Seller's past practice.

                  (c) Upon transfer of title to Telstar 13 from SS/L to Echostar, Seller will own (i) 100% of the C-band payload of Telstar 13 and (ii) as a tenant in common, 41.5% of the elements of the Telstar 13 that are common to and/or shared by the Ka-Band, Ku-Band and C-Band payloads.

                  Section 3.9 Intellectual Property.

                  (a) Schedule 3.9 sets forth a list and description (including the country of registration) of (i) all Transferred Intellectual Property and all Licensed Intellectual Property and (ii) any other intellectual property for which any Seller has paid or is obligated to pay $100,000 or more ("Other Intellectual Property") used in the conduct of the Transferred Business or in connection with the Purchased Assets. Transferred Intellectual Property and Licensed Intellectual Property include all material Intellectual Property used in the Transferred Business, except to the extent designated as Other Intellectual Property on Schedule 3.9.

                  (b) Subject to the entry of the Sale Order, no Seller is, nor will it be as a result of the execution, delivery or performance of this Agreement and the Ancillary Agreements to which it is a party, in violation of any licenses, sublicenses or other agreements as to which such Seller is a party or pursuant to which such Seller is authorized to use any material third-party Intellectual Property and all such material third-party Intellectual Property is assignable, to Parent and Purchaser without causing any breach to occur, except as set forth on
         Schedule 3.9; and the transfer of the Purchased Assets and the transfer and licensing of the Transferred Intellectual Property and the Licensed Intellectual Property to Parent and Purchaser, will not cause Parent or Purchaser to incur any obligation to license any third party due to any preexisting agreement between such Seller and the third party, or otherwise, except as set forth on Schedule 3.9.

                  (c) No claims with respect to the Transferred Intellectual Property or Licensed Intellectual Property owned by any Seller are currently pending or, to the Knowledge of any Seller, threatened by any Person which would have a Material Adverse Effect.

                  (d) Except as set forth on Schedule 3.9, to the actual knowledge of the Persons listed on Schedule 1.1(a), as of the date hereof, there are no valid grounds for any bona fide claims: (i) to the effect that the use or operation of the Purchased Assets, infringes on any third-party Intellectual Property rights; (ii) against the use by such Seller of any Transferred Intellectual Property or Licensed Intellectual Property; (iii) challenging the ownership of any of the Transferred Intellectual Property or Licensed Intellectual Property; or
         (iv) challenging any license or legally enforceable right to use the material third-party Intellectual Property by such Seller, except in each case as would not reasonably be expected to have a Material Adverse Effect.

                                      -26

                  (e) To the Knowledge of each Seller, there is no unauthorized use, infringement or misappropriation of any of the Transferred Intellectual Property or Licensed Intellectual Property that does not constitute open source code or other similar software not developed by one of the Sellers ("Open Source") by any third party, including any employee or former employee of such Seller which would have a Material Adverse Effect.

                  (f) To the Knowledge of each Seller, the ownership, manufacture, use, operation or sale of Purchased Assets or the transfer of such Purchased Assets to Purchaser does not infringe or violate any Intellectual Property rights of such Seller, including patent rights, that are not transferred or otherwise licensed to Purchaser through this Agreement or the Ancillary Agreements. Therefore, no additional license, including a patent license, from such Seller to Purchaser (other than those contained in the Ancillary Agreements) is required for Purchaser to lawfully own, use and operate any Purchased Asset with respect to any Intellectual Property right owned or assigned to such Seller as of the Closing.

                  (g) The Sellers, in the aggregate, own or are licensed or otherwise possess legally enforceable rights to use all of the Transferred Intellectual Property and Licensed Intellectual Property (other than any Open Source embedded in either).

                  Section 3.10 Certain Contracts.

                  (a) Schedule 3.10 contains a list of all Contracts in existence as of the date hereof (other than Government Contracts) including, without limitation, the following: (i) non-competition agreements, (ii) partnership or joint venture agreements, (iii) distributorship, franchise, or brokerage agreements and (iv) Contracts between any Seller and its suppliers or customers.

                  (b) Except as set forth in Schedule 3.10, each of the Contracts listed in Schedule 3.10 is valid, binding and enforceable against Sellers and, to each of the Sellers' Knowledge, the other parties thereto in accordance with its terms, and in full force and effect, subject, in the case of enforceability against the other parties thereto, to bankruptcy, reorganization, insolvency, moratorium or similar Laws relating to such other parties which affect creditors' rights generally and by legal and equitable limitations on the enforceability of equitable remedies as might apply to the other parties thereto. Except as set forth in Schedule 3.10, each of the Sellers has performed all material obligations required to be performed by such Seller under each Contract listed on Schedule 3.10, other than the commencement of the Chapter 11 Cases and monetary defaults that would be cured by such Seller by payment of the "cure amount" as provided in the Bankruptcy Code. Except as set forth in Schedule 3.10, neither any Seller nor, to Sellers' Knowledge, any other party thereto is in material default under any Contract listed on Schedule 3.10 (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default by Sellers, or to Sellers' Knowledge, any other party thereto) and no event has occurred or failed to occur that would adversely affect a Seller's material rights thereunder, other than in the case of Sellers the commencement of the Chapter 11 Cases and defaults that would be cured by Sellers by payment of the "cure amount" as provided in the Bankruptcy Code.

                  (c) The Sellers have previously delivered to Parent and Purchaser true and complete schedules of Backlog as of December 31, 2002 and as of the final day of each month during 2003, through June 30, 2003. Such schedule accurately reflects the aggregate amount of Backlog as of each such date. Attached as Schedule 3.10 is a true and complete Schedule of Backlog as of June 30, 2003, which accurately sets forth the amount of Backlog attributable to each customer of the Transferred Business as of such date. Each Customer Service Contract reflecting such Backlog is listed on such schedule. The Backlog represents Revenue that would be recognized under each Contract from bona fide sales and delivery of goods, performance of services and other business transactions, for the remaining term of the Contract, assuming no termination thereof. Except as set forth on Schedule 3.10, as of the date hereof, no Seller is, or has received any notice or has any Knowledge that any other party is, in default in any material respect under any Contract representing any material portion of the Backlog, other than payment defaults under transponder lease agreements which are not more than sixty (60) days past due.

                  (d) Schedule 3.10(d) includes a true and complete list of amounts of deposits under Customer Service Contracts as of the date set forth in such schedule. True and complete copies of all Contracts, including all amendments thereto and modifications thereof, listed in
         Schedule 3.10 have been provided or made available to Parent and Purchaser.

                  (e) Except as set forth in Schedule 3.10, none of the Contracts bind or purport to bind any Affiliate of a Seller or of a party having an ownership interest in a Purchased Satellite, other than the Sellers and their subsidiaries.

                  (f) Except for those Customer Service Contracts that are indicated on Schedule 3.10, no Seller is a party to any Contract limiting the freedom of any of the Sellers or any of their Affiliates or of any Person having an ownership interest in a Purchased Satellite or any of such Person's Affiliates to engage in any line of business or to compete with any Person.

                  (g) Except as specifically noted on Schedule 3.10, no Seller is a party to any agreement that permits a customer to transfer all or a portion of their traffic from a satellite other than a Purchased Satellite to a Purchased Satellite (a "Portability-In Contract") or from a Purchased Satellite to a satellite other than a Purchased Satellite (a "Portability-Out Contract").

                  (h) Schedule 3.10 includes a separate list of all "sales-type" leases, "condosat" agreements and other Contracts as of the date hereof, pursuant to which, in the case of sales-type leases, customers have prepaid for the services offered by the Sellers and Related to the Purchased Assets and lists the number of transponders that are subject to such agreements.

                  (i) Schedule 3.10 sets forth a complete and accurate summary of the current status of SS/L's performance, as of the date hereof, under the Telstar 8 spacecraft contract and the Telstar 13 satellite procurement contract, including a description of the program status, milestone completion and deliverables, payment profile, waivers, modifications and other deviations from specifications.

                  (j) Schedule 3.10 includes a separate list of Contracts under which any Seller provides an express or implied warranty ("Contracts With Warranty"). As of the date hereof, the maximum Liability that Sellers could have under such warranties assuming Sellers failed to meet all applicable performance standards relating to these warranties does not exceed $53.5 million. Except as set forth in
         Schedule 3.10, no Seller has received any written notice to terminate or any written intention to terminate any Customer Service Contract.

                  (k) Except as specifically noted on Schedule 3.10, there are no orbital incentive or similar payments provided for under any Contract related to a Purchased Satellite.

                  Section 3.11 Government Contracts.

                  (a) Schedule 3.11 contains a list of all Government Contracts existing as of the date hereof, true, complete and correct copies of which have been provided or made available to Parent and Purchaser.

                  (b) Except as set forth in Schedule 3.11 and for the commencement of the Chapter 11 Cases, no Seller has taken any action or omitted to take any action required under the terms of a Government Contract which would cause a material breach or default under such Government Contract or cause a Seller to be subject to disqualification or removal from any capacity which a Seller now occupies with respect to, or as a result of the Government Contracts, either directly or as a subcontractor, consultant or otherwise, nor has any Seller been disqualified or removed from any such capacity.

                  (c) No Seller has received notice of any default under, or notice of any violation of the terms of, any Government Contract, other than those relating to the commencement of the Chapter 11 Cases, that is reasonably likely to result in a Material Adverse Effect.

                  (d) No Seller is participating in, or to the Knowledge of the Sellers, the subject of, any investigation by any Governmental Authority relating to the

         Government Contracts, billings, claims or business practices that is reasonably likely to lead to criminal or material civil penalties or the cancellation of any Government Contract, and, to the Knowledge of the Sellers, no such investigation has been threatened or is actively being considered.

                  (e) No Seller is debarred or suspended under the Federal Acquisition Regulations or other similar applicable federal or state laws or regulations by any Governmental Authority from bidding for, or obtaining any Government Contract for services provided by, Sellers, and to the Knowledge of Sellers, no such proceeding is pending or threatened.

                  (f) To the Knowledge of Sellers, each Seller has complied in all material respects with all applicable requirements, if any, under the Federal Truth in Negotiations Act (codified at 10 U.S.C. Sections 2306 and 2306a; 41 U.S.C. Section 254b) with respect to Government Contracts for services provided by Sellers. No Government Contract is subject to the U.S. Government Cost Accounting Standards, as set forth in 48 C.F.R. Part 30. No Seller has engaged in any fraudulent act, bribery or other act of dishonesty or made any misrepresentation of material fact in connection with soliciting, negotiating, obtaining or maintaining any Government Contract which could serve as the basis of the termination of any such Government Contract or otherwise have a Material Adverse Effect.

                  (g)      Except as would not have a Material Adverse Effect:
         (i) the operation of the Purchased Assets has conformed, and is expected to conform, with the delivery schedule requirements of each Government Contract except as otherwise agreed by the applicable Governmental Authority; (ii) there has not been, nor is there expected to be, any cost overrun Liability or spending in excess of any limitation of cost and fund provisions under any cost reimbursement type Government Contracts; and (iii) no Governmental Authority has, in writing or, to the Knowledge of a Seller, orally communicated, asserted or filed any actual or potential material price reduction, adverse contract adjustment, disallowance of costs or claims in respect of any Government Contract.

                  (h) As of the date hereof, no Seller has received, with respect to any Government Contract, notice of: (i) any cure notice pursuant to applicable contract default provisions or notice of default, however termed; (ii) any contract termination, whether for default, convenience, cancellation or a lack of funding or other reasons; (iii) any final decision or unilateral modification assessing a price reduction, penalty or claim for damages or other remedy, however termed; (iv) any claim, based on assertions of defective pricing or asserted violations of government cost accounting standards or cost principles; (v) any claim for indemnification by any Governmental Authority; (vi) other than in the ordinary course of business and in amounts less than $50,000, an equitable adjustment of or claim concerning such Government Contract submitted by or brought by any

         Seller or brought by any subcontractors or suppliers against a Seller; or (vii) any disallowance of costs (direct or indirect) or related claims, in each case referred to in one of the preceding clauses of this Section 3.11, except as in each case is not reasonably likely to have a Material Adverse Effect.

                  Section 3.12 Taxes. There are no agreements or arrangements with any taxing authority with respect to the taxation of the Purchased Assets or the income from the Purchased Assets.

                  Section 3.13 Compliance with Laws.

                  (a) The Purchased Assets have been at all relevant times, and are being, operated in compliance in all material respects with all applicable Laws, except where the failure to be in compliance would not, individually or in the aggregate, result in a Material Adverse Change to the Transferred Business following the Closing Date. Without limiting the generality of the foregoing, each of the Sellers has been and currently is in compliance in all material respects with the U.S. Export Administration Act of 1979, as amended, and all regulations promulgated thereunder with respect to the Transferred Business, except where the failure to be in compliance would not, individually or in the aggregate, result in a Material Adverse Change.

                  (b) Except as set forth in Schedule 3.13, each of the Sellers has complied in all material respects with all Regulatory Requirements applicable to, and with the terms and conditions of, the Governmental Authorizations.

                  (c) Except as set forth on Schedule 3.13, the Purchased Satellites have been designed and constructed to comply with, and are in all material respects in full compliance with, all obligations required under the FCC Authorizations and the Regulatory Requirements and, in the case of Telstar 8 and Telstar 13, all construction milestone requirements set forth in the authorizations applicable thereto.

                  Section 3.14 SEC Reports.

                  (a) As of the date of filing, the Annual Report on Form 10-K of Loral Parent for the year ended December 31, 2002 and the Quarterly Report on Form 10-Q of Loral Parent for the fiscal quarter ended March 31, 2003 filed with the Securities and Exchange Commission (the "SEC") did not contain any untrue statement of a material fact or omit to state any material fact --- required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The foregoing representation shall not apply to any assets of, or aspects of, the business of Loral Parent and its subsidiaries that is not included in the Transferred Business or the Purchased Assets. In addition, the materiality of any fact shall be determined with respect to the business and assets of Loral Parent and its subsidiaries, taken as a whole.

                  (b) The financial statements contained in the filings set forth in clause (a) above (including the related notes, where applicable) fairly present in all material respects the consolidated financial position of Loral Parent and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount) and the results of the consolidated operations and changes in shareholders' equity and consolidated cash flows of Loral Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable), comply in all material respects with the Accounting Requirements (as applicable at the date of the filing); and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

                  (c) Each Seller maintains accurate books and records reflecting the Purchased Assets and Assumed Liabilities and maintains proper and adequate internal accounting controls which provide assurance that: (i) transactions are executed with management's authorization, (ii) transactions are recorded as necessary to permit the preparation of the financial statements and to maintain accountability for the assets, (iii) access to their assets is permitted only in accordance with management's authorization and (iv) accounts receivables are recorded accurately and properly and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

                  (d) The chief executive officer and the chief financial officer of Loral Parent have signed and Loral Parent has furnished to the SEC all certifications required by Section 906 of the Sarbanes-Oxley Act of 2002; such certifications comply with the requirements thereof and have not been modified or withdrawn; and neither Loral Parent nor any of its officers has received any notice from any Governmental Authority questioning or challenging the accuracy, completeness or form of such certifications.

                  Section 3.15 Governmental Authorizations. Schedule 3.15 to this Agreement lists all material Governmental Authorizations (including, without limitation, all FCC Authorizations, ITU Authorizations and Environmental Permits) Related to the Purchased Assets or to the current use of the Purchased Assets that any Seller has obtained from any Governmental Authority. Except as set forth in Schedule 3.15, all such material Governmental Authorizations are validly existing authorizations, each Seller has all Governmental Authorizations necessary for the lawful operation of the Transferred Business and the Purchased Assets as currently operated and there is no action pending, nor to the Sellers' Knowledge, threatened, before any Governmental Authority to revoke, refuse to renew, suspend or modify any of the Governmental Authorizations, or any action which is reasonably likely to result in the denial of any pending applications of any Seller. Except as set forth on
Schedule 3.15, the Sellers have not received notice from any Governmental Authority to the effect that any additional Governmental Authorizations are required for such operation, and no Governmental Authorizations are required but which have not been obtained. Except as set forth in Schedule 3.15, by reason of the consummation of the transactions contemplated by this Agreement, subject to the receipt of Governmental Approvals and entry of the Sale Order: (a) none of the rights of the Sellers under such Governmental Authorizations will be impaired and (b) all of the rights of the Sellers under such Governmental Authorizations will be enforceable by Parent or Purchaser without the consent or agreement of any party other than those obtained by the Sellers prior to the Closing. No Seller provides common carrier services to its customers under the Contracts as regulated under Title II of the Communications Act.

                  Section 3.16 Orbital Locations, etc. Schedule 3.16 hereto sets forth complete and accurate copies of: (a) a list, as of the date of this Agreement, by orbital location, of each Purchased Satellite, including the proposed orbital locations of Telstar 8 and Telstar 13, (b) a satellite loading chart, dated as of the date set forth in Schedule 3.16, listing each transponder on each Purchased Satellite (other than Telstar 8 and Telstar 13), together with the customer or group of related customers that have purchased services utilizing capacity on such transponder and the amount of capacity allocated to such customer(s) and (c) a list as of the date of this Agreement of the most recent health status report for each Purchased Satellite (other than Telstar 8 and Telstar 13), which report summarizes all spacecraft related incidents and anomalies of which any Seller has Knowledge as of the date of the report, and the current status of the subsystems on the Purchased Satellites as of the date of the report. As of the date hereof, Sellers have no Knowledge of any spacecraft related incidents or anomalies that are not disclosed in the reports in the list referred to in clause (c) of the immediately preceding sentence.

                  Section 3.17 Intersystem Coordination.

                  (a) Schedule 3.17 contains a complete and accurate description of the current status, as of the date of this Agreement, of the frequency registration at the ITU for each Purchased Satellite operating at its current orbital location, and in the case of Telstar 4, Telstar 8 and Telstar 13, as they are proposed to be operated at 77(degree) W, 89(degree) W and 121(degree) W, respectively, by the Sellers. Schedule 3.17 includes the ITU coordination request reference numbers and publication dates (or equivalent information for advance publication whenever coordination requests are still unpublished), identity of the filing administration, frequency bands covered and geographical coverage area. Schedule 3.17 also includes the ITU required dates for bringing the satellite network into use, submission of due diligence information to the ITU and ITU filing notification.
         Schedule 3.17 also details the relative priority of the filing administration's rights under applicable

         ITU regulations to use the frequency assignments described in its ITU filings at each such orbital location vis-a-vis any other foreign administration's rights to use the frequency assignments described in its ITU filings at and adjacent to each such orbital location.

                  (b) Schedule 3.17 contains a list, as of the date of this Agreement, of all satellite intersystem coordination agreements to which any Seller is a party with respect to the Purchased Satellites.
         Schedule 3.17 also contains a detailed description, as of the date of this Agreement, by orbital location, of the status of all remaining intersystem coordination required by the ITU for notification of the respective ITU filings, indicating the administrations with which coordination needs to be achieved and their relevant ITU filings.

                  (c) Except as disclosed on Schedule 3.17, as of the date of this Agreement no Person or entity has priority rights in accordance with the ITU regulations, or has, to the Knowledge of the Sellers, asserted that it has rights to operate a spacecraft in a manner that would result in interference to any Purchased Satellite now operated by a Seller or proposed to be operated by a Seller as per any FCC Authorization or any application for an FCC Authorization.

                  Section 3.18 Collective Bargaining Agreements. Except as disclosed on Schedule 3.18, no Seller is a party to or bound by any labor agreement or collective bargaining agreement respecting its employees, and there is not any pending, or, to the Knowledge of the Sellers, threatened, strike, walkout or other work stoppage or any union organizing effort by or respecting its employees.

                  Section 3.19 Absence of Change. Except as set forth in
Schedule 3.19 and to the extent arising out of or relating to the transactions contemplated by this Agreement, since December 31, 2002, the Purchased Assets have been operated in the ordinary course in a manner consistent with past practice and there has not been any Material Adverse Change.

                  Section 3.20 Insurance.

                  (a) Schedule 3.20 sets forth a list of all insurance policies or binders, which list shall contain a general description of the coverage, deductible and term of each policy or binder, which are currently in effect insuring the Purchased Satellites, and true and complete copies thereof have been delivered to Parent and Purchaser.

                  (b) With respect to policies listed in Schedule 3.20, (i) the Sellers have paid all premiums due and have not received any notice of cancellation, and (ii) as of the date hereof: (A) except as set forth in Schedule 3.20, there are no pending or asserted claims against such insurance by any Seller and (B) no Seller has received any notice of any pending or threatened termination of any of such policies or any premium increases for the current policy period with respect to any of such policies.

                  Section 3.21 Related Party Transactions. Schedule 3.21 sets forth all transactions Related to the Purchased Assets between or among any Seller on the one hand and any Affiliate of any Seller on the other hand since January 1, 2002 or that remain in place as of the date hereof.

                  Section 3.22 Accuracy of Copies. The copies of documents delivered or made available by any of the Sellers to Parent and Purchaser pursuant to the terms of this Agreement are complete and accurate in all material respects.

                  Section 3.23 Financial and Business Information.

                  (a) The Sellers have previously delivered to Parent and Purchaser the following schedules, each of which is true and complete as of the relevant dates indicated:

                           (i) Schedule of prepaid commitments as of April 30, 2003, which includes the option termination fee paid by CBS and schedule of off-balance sheet warranty liabilities as of April 30, 2003;

                           (ii) Statements for the years ended December 31, 2001 and 2002 and for the six-month period ending June 30, 2003, of Revenues reported in each case by satellite;

                           (iii) Non-satellite capital expense schedule of the entire fixed satellite services business, dated June 6, 2003, of Loral Parent;

                           (iv) The accounts receivable aging schedule of the Transferred Business, dated June 29, 2003 (which schedule includes the accounts receivables arising out of Loral SpaceCom's San Francisco International Gateway business in amounts that do not exceed $100,000 per month); and

                           (v) Loral Skynet 2002 cost and expense schedule of Loral Parent's entire fixed satellite services business, dated June 19, 2003.

                           (vi) A schedule of billings by customer for the five months ended May 31, 2003.

                  (b)      Each of the schedules referenced in (i), (ii) and
         (iv) above: (i) is expressed in U.S. dollars and, except as otherwise expressly described in Schedule 3.23 hereto, has been prepared in accordance with GAAP; (ii) has been prepared on the basis of the books and records of Sellers in accordance with accounting principles consistently applied and maintained throughout the periods indicated; and (iii) accurately reflects the books, records and accounts of Sellers.

                  (c) The appraisals of the Purchased Satellites, dated April 2003, with respect to Telstar 4 and Telstar 5 and May 2003 with respect to Telstar 6, Telstar 7, Telstar 8 and Telstar 13, are the most current appraisals available.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

                  Parent and Purchaser, jointly and severally, represent and warrant to the Sellers as follows:

                  Section 4.1 Organization and Qualification. Each of Parent and Purchaser is a company duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fees or tax, which would make it liable to be struck off the Registry of Companies in Bermuda and thereby cease to exist under the laws of Bermuda) and has all requisite power and authority to own and operate and to carry on its business as currently conducted.

                  Section 4.2 Corporate Authorization. Each of Purchaser and, subject to the receipt of approval of this Agreement and the transactions contemplated hereby by holders of sixty (60) percent or more of its total issued and outstanding ordinary shares ("Parent Shareholder Approval"), Parent, has the necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to perform each of its obligations hereunder and thereunder. Except for obtaining Parent Shareholder Approval, the execution, delivery and performance by Parent and Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party have been duly and validly authorized, and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by Parent or Purchaser of this Agreement or the Ancillary Agreements. The board of directors of Parent (at a meeting duly called and held or otherwise in accordance with applicable Law and Parent's bye-laws) has: (a) approved the execution, delivery and performance by Parent of this Agreement and the transactions contemplated hereby, (b) subject to their fiduciary duties under applicable Law, authorized the solicitation of Parent's shareholders' approval of this Agreement and the transactions contemplated hereby, and (c) directed that this Agreement and the transactions contemplated hereby be submitted to Parent's shareholders for consideration and approval at the Parent Shareholder Meeting.

                  Section 4.3 Consents and Approvals. Except as set forth in
Schedule 4.3 and except for such Governmental Approvals where the failure to obtain such Governmental Approval or to provide such notice to or make such filing with a Governmental Authority would not, individually or in the aggregate, have a material adverse effect on Parent and Purchaser's ability to consummate the transactions contemplated hereby, no Governmental Approval is required to be obtained by Parent or Purchaser to, or made by Parent from, and no notice or filing is required to be given by Parent or Purchaser to, or made by Parent, Purchaser with, any Governmental Authority or other Person in connection with the execution, delivery or performance by Parent or Purchaser of this Agreement or any of the Ancillary Agreements.

                  Section 4.4 Non-Contravention. Except as set forth in Schedule 4.4, the execution, delivery and performance by Parent and Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of the bye-laws, certificate of incorporation or memorandum of association of Parent or Purchaser, respectively or (b) assuming the consents, approvals, waivers, authorizations, notices and filings set forth in Sections 3.4 and 4.3 are obtained or given or made, violate or result in a breach of or constitute a default under any Law or any contract, arrangement or agreement to which Parent or Purchaser is subject, except for such violations, conflicts and breaches as in the aggregate will not have a material adverse effect on Parent's and Purchaser's ability to close the transactions contemplated hereby.

                  Section 4.5 Binding Effect. Except as set forth in Schedule 4.5, this Agreement constitutes, and each of the Ancillary Agreements (to the extent either Parent or Purchaser is a party thereto) when executed and delivered by the parties thereto will constitute, valid and binding obligations of Parent and Purchaser enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, liquidation, amalgamation, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  Section 4.6 Certificate of Incorporation, Memorandum of Association and Bye-Laws. True and correct copies of the certificate of incorporation, memorandum of association and bye-laws of Parent and Purchaser have previously been made available to the Sellers.

                                   ARTICLE V
                  COVENANTS AND AGREEMENTS REGARDING BANKRUPTCY

                  Section 5.1 Bankruptcy Actions.

                  (a) Chapter 11 Filing. Each of the Sellers and the Other Filing Entities has filed the Chapter 11 Cases with the Bankruptcy Court and true and complete copies of the petitions have been delivered by Sellers to Purchaser.

                  (b) Cooperation; Efforts. Each of the Sellers and Parent and Purchaser shall use its Best Reasonable Efforts to cooperate, assist and consult with each other to procure the entry of a sales procedures order (the "Sale Procedures Order") promptly following receipt of the Parent Shareholder Approval and a sale order (the "Sale Order" and together with the Sale Procedures Order, the "363/365 Orders") as promptly thereafter as practicable, in each case in the form attached hereto as Annex F. Without limiting the generality of the foregoing, the Sellers shall (i) each comply with all requirements under the Bankruptcy Code and Federal Bankruptcy Rules in connection with obtaining the 363/365 Orders, (ii) agree to proceed with their Chapter 11 Cases pursuant to and in accordance with the terms and provisions contemplated by the 363/365 Orders, in each case after the order has been entered by the Bankruptcy Court and (iii) comply or cause the compliance with the notice requirements of the 363/365 Orders, in each case after the order has been entered by the Bankruptcy Court, and any other applicable order of the Bankruptcy Court as they relate to the Chapter 11 Cases, the Federal Bankruptcy Rules (including, without limitation, Rules 2002, 6004, 6006 and 9014 of the Federal Rules of Bankruptcy Procedure) and any applicable rules of the Bankruptcy Court with respect to the transactions contemplated by this Agreement. In the event that the 363/365 Orders or any other orders of the Bankruptcy Court relating to this Agreement shall be appealed by any party (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such order), each of the Sellers and Parent and Purchaser will cooperate in taking such steps diligently to defend against such appeal, petition or motion and each of the Sellers and Parent and Purchaser shall use its Best Reasonable Efforts to obtain an expedited resolution of any such appeal, petition or motion. Neither Parent, Purchaser nor any of the Sellers shall make any filing in the Bankruptcy Court with respect to the 363/365 Orders (or otherwise take any position in the Bankruptcy Court proceedings with respect thereto) without the express written consent of the other party, which may not be unreasonably withheld, conditioned or delayed, or otherwise that would be reasonably likely to result in the failure of the transactions contemplated hereby. Notwithstanding anything to the contrary herein, however, nothing shall be deemed to prohibit or otherwise restrain either Parent or Purchaser from making any filing in the Bankruptcy Court to challenge or object to the entry of an order by the Bankruptcy Court approving the entry by one or more Sellers into an Alternate Transaction. To the extent that it is necessary for any Other Filing Entity to take actions comparable to those required of Sellers under this Section 5.1 in order for the transactions contemplated hereby to be consummated, Sellers shall cause the Other Filing Entities to take such action or, if Sellers are unable to cause an Other Filing Entity to do so, Sellers shall be deemed to be in breach of this Section 5.1.

                  (c) Break-Up Fee. Each of the Sellers hereby agrees, in the event that a Bankruptcy Court enters an order that becomes final and non-appealable approving a Transaction with a party other than Parent and Purchaser (an "Alternate Transaction"), Sellers shall pay to Purchaser a break-up fee (the "Break-Up Fee") in the amount of $20 million together with an amount equal to all of the Out-of-Pocket expenses, up to a total of $8 million, incurred by Parent and Purchaser in connection with the transactions contemplated by this

         Agreement (the "Expense Reimbursement"). These amounts are intended to compensate Parent and Purchaser for the time and expense dedicated to this transaction and the value added by Parent and Purchaser in (i) establishing a bid standard or minimum for other bidders, (ii) placing the Sellers' estate property in a sales configuration mode attracting other bidders to the auction and (iii) for serving, by its name and its expressed interest, as a catalyst for other potential or actual bidders. The Break-Up Fee and Expense Reimbursement shall constitute an administrative priority claim against the Sellers' estates under Sections 503(b) and 507(a)(1) of the Bankruptcy Code and shall be paid immediately, without further order of the Bankruptcy Court, at such time as the order of the Bankruptcy Court approving an Alternate Transaction becomes final and non-appealable.

                  (d) Notification. Sellers shall keep Purchaser informed on a current basis of all proposals or offers from any Person for a possible transaction involving the Transferred Business, some or all of the Purchased Assets, or the stock of Sellers or any other Person that owns, directly or indirectly, any interest in the Purchased Assets. Sellers shall provide Purchaser with written copies of any such proposals or offers (including all material terms and the identity of the proponent of such proposal or offer) within one (1) Business Day after receipt thereof.

                  (e) Assignment of Rights. If, in connection with the auction or sale referred to in the Sale Procedures Order, any of the Sellers or any of their Affiliates enter into confidentiality or similar agreements with any Person, such Sellers shall assign all rights under those agreements to the extent relating to the Transferred Business to Purchaser at the Closing.

                  (f) Certain Contracts. Sellers shall cause: (i) SS/L to assume, under Section 365 of the Bankruptcy Code, in connection with the Chapter 11 Cases the Revised Procurement Agreements, the remaining Purchased Satellite Procurement Contracts, the Contract, dated as of February 22, 2000, with EchoStar Orbital Corporation and the additional agreements set forth on Schedule 5.1(f), as amended and (ii) Loral Cyberstar Inc. to enter into with Loral SpaceCom, and assume, under
         Section 365 of the Bankruptcy Code, in connection with the Chapter 11 Cases, that certain Master Service Agreement in the form previously delivered to Purchaser (and included in the Section 2.3.4.m file of the data room). Nothing contained in any Chapter 11 plan confirmed in Sellers' bankruptcy cases or in the confirmation order confirming any such plan shall conflict with, derogate from or reject any provisions of this Agreement.

                                   ARTICLE VI
                                CERTAIN COVENANTS

                  Section 6.1 Access. Prior to the Closing, the Sellers shall permit Parent and Purchaser and their representatives to have reasonable access, during regular business hours and upon reasonable advance notice, to the Purchased Assets and personnel who work with the Purchased Assets, and shall furnish, or cause to be furnished, to Parent and Purchaser, any data and other information that is reasonably available with respect to the Purchased Assets as Parent and Purchaser shall from time to time reasonably request. The Sellers shall instruct their accountants and advisers to cooperate with Parent and Purchaser and to provide Parent and Purchaser with reasonable access to such accountants (including their work papers, subject to Parent and Purchaser complying with any confidentiality, limitation of liability, and other requirements of the accountants with respect to access to their work papers) and advisers. Sellers shall use Best Reasonable Efforts to facilitate meetings among Parent, Purchaser and customers of Seller designated by Purchaser. All information obtained by Purchaser or Parent with respect to Sellers or the Purchased Assets shall be subject to the terms of the Non-Disclosure Agreement.

                  Section 6.2 Conduct of Business.

                  (a) During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or as Purchaser shall otherwise agree in writing in advance, each Seller shall use its Best Reasonable Efforts to conduct the Transferred Business and operate the Purchased Assets in the ordinary and usual course, to preserve intact all business and relationships with third parties Related to the Transferred Business and keep available their present employees whose primary responsibilities are Related to the Transferred Business. During the period from the date hereof to the Closing, except as set forth on Schedule 6.2, as otherwise provided for in this Agreement or as Purchaser shall otherwise consent, each Seller covenants and agrees that, with respect to the operation of the Purchased Assets, it shall use its Best Reasonable Efforts to:

                           (i) maintain the Purchased Assets in accordance with such Seller's past practice and not remove any equipment included in the Purchased Assets, except for replacements, modifications or maintenance in the ordinary course of business;

                           (ii) operate the Purchased Assets in accordance with applicable Law, including applicable Regulatory Requirements;

                           (iii) deliver to Purchaser, promptly after filing, copies of any reports, applications or responses to the FCC or any communications from the FCC or any other party directed to the FCC Related to the Purchased Assets which are filed between the date of this Agreement and the Closing Date;

                           (iv) furnish to Purchaser (x) within twenty (20) days after the end of each month ending between the date of this Agreement and the Closing Date: (A) a statement setting forth the Revenues of the Transferred Business (by customer and by satellite) for the month just ended and the Backlog of the Transferred Business as of the last day of such month, (B) cost and expense schedule for Loral SpaceCom's entire "Skynet" business for the month just ended, (C) copies of any new or amended Customer Service Contracts (provided that a Seller shall also notify Purchaser promptly after entering into such Customer Service Contracts) and report of any Customer Service Contract terminations for the month just ended, (D) progress reports on the construction of Telstar 8 and Telstar 13 for the month just ended and (E) a report summarizing all spacecraft related anomalies during such month of which Sellers have Knowledge and (y) within twenty (20) days after the end of each calendar quarter health status reports for each satellite as of the last day of such quarter, summarizing all spacecraft related incidents and anomalies known to the Seller and the status of the subsystems on the satellites;

                           (v) keep Purchaser informed as to any necessary or relevant information related to its satellite intersystem coordination efforts insofar as they relate to the Transferred Business, and Seller shall not enter into any new or modify any existing intersystem coordination agreement that relates to the Transferred Business without Purchaser's prior written consent, which shall not be unreasonably withheld or delayed; provided that the foregoing shall not relate to informal satellite loading arrangements for periods prior to the Closing Date or other agreements that, in each case, are not binding on Purchaser following the Closing Date;

                           (vi) at least ten (10) days prior to Closing, deliver to Purchaser complete and accurate copies, as of a date within thirty (30) days of the Closing Date, of (A) a list, by orbital location, of each Purchased Satellite (which, in the case of Telstar 8 and Telstar 13 shall be the proposed orbital locations), (B) a satellite loading chart listing each transponder on the Purchased Satellite, together with the customer or group of related customers that have purchased services utilizing capacity on such transponder and the amount of capacity allocated to such customer(s) and (C) the most recent health status report for each satellite, summarizing all spacecraft related incidents and anomalies known to the Seller and the current status of the subsystems on the satellites as of the date of such report;

                           (vii) promptly and fully cure all violations of Law and Regulatory Requirements that relate to the Transferred Business and shall pay any fines which may be assessed by any Governmental Authority for any such violation when such fines are ultimately due, which if not cured or paid would have an adverse effect on the Transferred Business following the Closing;

                           (viii) perform on a timely basis all obligations required to be performed by them under all Contracts according to their respective terms and provide prior notice of renewal or a decision not to renew such agreement;

                           (ix) pay to SS/L all remaining milestone payments that are set forth in the milestone payment schedules contained in the Purchased Satellite Procurement Contracts as well as any other payments that are or may subsequently become due under such contracts, other than the payments due under the Telstar 8 Contract, dated June 24, 1998, between Loral SpaceCom and SS/L, in an amount not to exceed $130 million;

                           (x) cause SS/L to perform in a timely manner all of its obligations under the Purchased Satellite Procurement Contracts (other than Purchased Satellite Procurement Contract with respect to Telstar 4) in accordance with the terms and conditions thereof, including, without limitation, the completion of all work associated with the remaining milestones under the Purchased Satellite Procurement Contracts related to the construction and launch of Telstar 8 and Telstar 13; provided, however, that at the Purchaser's request Loral SpaceCom shall exercise the ground storage option under
                  Article 33 of the Telstar 8 Procurement Agreement and pay all amounts associated with exercising such option;

                           (xi) cause SS/L to allow the Purchaser (and employees and contractors of its Affiliates) reasonable access to all work and work-in-progress performed under the Purchased Satellite Procurement Agreements related to the construction and launch of Telstar 8 and Telstar 13, all data and information related thereto (including the design and test data), and all facilities therefor, for purposes of observation, inspection, examination and evaluation at any reasonable time prior to final acceptance of the satellite(s) thereunder and thereafter to the extent Purchaser or its Affiliates are customarily provided such access in connection with their satellite procurement contracts with SS/L, subject, however, to the condition that the Purchaser or its Affiliate(s), as the case may be, shall provide SS/L with reasonable advance notice of its intent to obtain such access and that access to data shall be subject to the limitations and restrictions contained in the U.S. Federal International Traffic in Arms Regulations;

                           (xii) continue pricing, marketing and sales practices consistent with past practices and applicable market conditions; and

                           (xiii) comply with all applicable requirements of the WARN Act;

         and it shall not with respect to the Purchased Assets:

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

                           (xiv) other than as provided in Section 6.17, enter into, or become obligated under: (A) any service agreement or commitment, except for customer service commitments at usual and customary rates with the consideration to be paid solely in cash, that are entered into in the ordinary and regular course of business and consistent with past business practice, or (B) without Purchaser's consent not to be unreasonably withheld or delayed, any transponder lease or service contract that will be an Assumed Contract and that provides for aggregate payments to Sellers in excess of $15 million in net present value (determined using a six (6) percent per annum discount rate);

                           (xv) other than with respect to Telstar 8 in accordance with the terms of its procurement agreement, approve or incur any Liability for any new capital expenditures except pursuant to existing obligations set forth in Schedule 6.2;

                           (xvi) dispose of or incur, create or assume any Encumbrance that will not be discharged on or prior to the Closing Date (other than pursuant to rights of first refusal or renewal options on satellite capacity, in each case as that are in existence on the date hereof) on, any Purchased Assets;

                           (xvii) enter into any "condosat" arrangements, "sales-type" leases or other prepaid lease agreements;

                           (xviii)  divert or migrate any existing customer
                  traffic on the Purchased Satellites to other satellites of the Sellers or their Affiliates that are not included in the Purchased Satellites except pursuant to the Portability-Out Contracts;

                           (xix) amend any procurement contract relating to Purchased Satellites in any manner that would adversely affect Purchaser's performance of and rights under such agreements following the Closing;

                           (xx) incur any indebtedness for money borrowed which would be an Assumed Liability;

                           (xxi)    take any action or enter into any
                  transaction that would adversely affect in any material respect Purchaser's ability to operate the Purchased Assets as presently operated;

                           (xxii) enter into any material transaction Related to the Purchased Assets, except in the ordinary course of business consistent with the past practice of the Transferred Business;

                           (xxiii)  modify, terminate, amend or grant any waiver
                  in respect of any Contract in any material respect;

                           (xxiv) take any action that would cause any of the representations and warranties made by any Seller in this Agreement not to be true and correct; provided that the failure to cure a breach of representation or warranty not caused by Sellers shall not be deemed to be a breach of this
                  Section 6.2(a)(xxiv);

                           (xxv) grant to any Person any interests or rights in any Transferred Intellectual Property except in the ordinary course of business consistent with past practice;

                           (xxvi)   permit any transactions between the
                  Purchased Assets and any other operations of any Seller or any Affiliate of a Seller except transactions that (A) are, or have been, entered into in the ordinary course of business consistent with past practice and (B) are on terms no less favorable to the Transferred Business than those that could be obtained in a comparable arm's-length transaction between two entities that are not Affiliates;

                           (xxvii)  enter into any new intercompany agreements
                  that would be assumed by the Purchaser at Closing;

                           (xxviii) enter into any Contract that contains (A) a
                  restriction on any of the Sellers' ability to assign or otherwise transfer such agreement to Parent or Purchaser or any of their Affiliates and (B) any provision that provides for a change in any material term as a result of the assignment or other transfer of such agreement by any of the Sellers to Parent or Purchaser or any of their Affiliates; or

                           (xxix) agree, in writing or otherwise, to do any of the foregoing.

                  (b) Without limiting the effect of the condition to Closing set forth in Section 9.1(b) or the termination right set forth in Section 11.1(d), no Seller shall be deemed to have breached (other than for purposes of Sections 9.1(b) and 11.1(d)) any covenant set forth in Section 6.2(a) above if it takes or fails to take any action in order to comply with an order of the Bankruptcy Court. Any action or failure to take action which would have been a breach but for the prior sentence shall be deemed to be a breach of a covenant for purposes of
         Section 9.1(b) or 11.1(d).

                  Section 6.3 Books and Records. The Sellers shall provide Purchaser with access to any commingled books and records that relate to the Purchased Assets which are not delivered to Purchaser on the Closing Date ("Commingled Books and Records") at any time and from time to time upon reasonable notice by Purchaser to the Sellers and Purchaser agreeing to keep all information included in the Commingled Books and Records relating to matters other than Purchased Assets confidential, and Sellers shall, at Purchaser's request, extract therefrom and deliver to Purchaser in electronic format a

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

copy of all electronic files, data and spreadsheets that constitute Books and Records. Purchaser shall reimburse Sellers for one-half of the cost of such extraction. If any of the Sellers desires at any time to destroy any Commingled Books and Records, it shall first notify Purchaser and offer to Purchaser the right for thirty (30) Business Days to receive copies of the portions of such Commingled Books and Records that are related to Purchased Assets, at Purchaser's sole expense. If Purchaser does not elect to receive copies of such portions of Commingled Books and Records, Sellers shall be free to destroy such books and records.

                  Section 6.4 Best Reasonable Efforts. During the period from the date hereof to the Closing, the Sellers shall cooperate with Purchaser and Parent and use their Best Reasonable Efforts to satisfy, or cause to be satisfied, the conditions precedent to Purchaser's or Parent's obligations hereunder. Without limiting the generality of the foregoing, each Seller shall cooperate with Purchaser and Parent and use its Best Reasonable Efforts (a) to obtain the Governmental Approvals, and to give or make the notices and filings, set forth in Schedules 3.4 and 4.3, (b) to obtain the approvals and consents and give the notices required in respect of the Contracts designated in Schedule
3.10 as requiring such action (except to the extent such approvals and consents are not required because of the effect of the Sale Order) and (c) to obtain approval for a novation from a Seller to Purchaser of any Government Contracts listed in Schedule 3.11 if such novation is required, notwithstanding the Sale Order.

                  Section 6.5 Certain Filings; Consents.

                  (a) During the period from the date hereof to the Closing, the Sellers, Parent and Purchaser shall use their Best Reasonable Efforts to assist in obtaining the approval of the FCC for the assignment of the FCC Authorizations listed on Schedule 3.15 to Purchaser or its designated Affiliate and any other action or transaction contemplated by this Agreement for which such approval is required and, specifically and without limitation, Sellers shall prepare, sign and file with the FCC the assignor's and licensee's portions of the assignment applications. Within five (5) Business Days after the execution of this Agreement, the Sellers shall deliver to Purchaser their respective portions of the assignment application ("Sellers' FCC Application") and Purchaser shall make such filings as promptly as practicable. During the period from the date hereof to the Closing, Purchaser and the Sellers shall diligently comply with any request from the FCC for additional information, documents, or other materials. During the period from the date hereof to the Closing, Purchaser and the Sellers shall diligently take, or cooperate in the taking of, all steps that are necessary, proper or desirable to expedite the prosecution of the assignment applications to a favorable conclusion. During the period from the date hereof to the Closing, if any administrative or judicial action or proceeding is initiated (or threatened to be initiated) challenging the transactions contemplated hereby as violative of Law, Purchaser and the Sellers shall contest and resist any such action, and use their Best Reasonable Efforts to have vacated, lifted, reversed or overturned any decree, judgment, injunction, ruling, decision, finding or other order (whether temporary, preliminary or permanent) until such time as a final, non-appealable order has been entered. During the period from the date hereof to the Closing, the Sellers shall cooperate in good faith with Purchaser in Purchaser's efforts to contest such action or proceeding referenced in the preceding sentence.

                  (b) During the period from the date hereof to the Closing, the Sellers, Parent and Purchaser shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority (other than approval of the assignment applications by the FCC and the HSR Act notification) is required, and (ii) subject to the terms and conditions of this Agreement, in taking any such actions and making any such filings, furnishing information required in connection therewith and seeking timely to complete any such actions, consents, approvals or waivers.

                  (c) During the period from the date hereof to the Closing, the Sellers, Parent and Purchaser and their respective Affiliates promptly shall make the filings required under the HSR Act and any other antitrust Laws. During the period from the date hereof to the Closing, the Sellers, Parent and Purchaser shall request early termination of the waiting period under the HSR Act. During the period from the date hereof to the Closing, the Sellers, Parent and Purchaser shall also substantially comply at the earliest practicable date with any request for additional information, documents, or other materials, or investigative interviews or depositions, received from the Federal Trade Commission ("FTC") or the Antitrust Division of the Department of Justice ("DOJ") or any other Governmental Authority, including other national or supra-national competition authorities. During the period from the date hereof to the Closing, Parent, Purchaser and the Sellers shall use their Best Reasonable Efforts to resolve objections, if any, which may be asserted by any Governmental Authority with respect to the transactions contemplated hereby under any antitrust Laws. During the period from the date hereof to the Closing, each of Parent, Purchaser and the Sellers shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. During the period from the date hereof to the Closing, Parent, Purchaser and the Sellers shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, any Governmental Authority, including the FTC or the DOJ. During the period from the date hereof to the Closing, Parent, Purchaser and the Sellers shall use their Best Reasonable Efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Purchased Assets in accordance with the terms and conditions hereof. Nothing contained in this Agreement will (i) require or obligate Parent, Purchaser, any of the Sellers or any of their respective Affiliates to initiate, pursue or defend any litigation to which any Governmental Authority (including the FTC or the DOJ) is a party or (ii) require or obligate Parent, Purchaser or their Affiliates to (A) agree to otherwise become subject to any limitations on their respective rights effectively to acquire, control or operate the Purchased Assets, or to exercise full rights of ownership of the Transferred Business and all or any portion of the Purchased Assets (excluding any immaterial limitations) or (B) agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the Purchased Assets or any assets of its own or its Affiliates. The parties agree that (x) no representation, warranty or covenant of Parent or Purchaser contained in this Agreement shall be breached or deemed breached as a result of the failure by any party hereto or any of its Affiliates to take any of the actions specified in the preceding sentence and (y) no representation, warranty or covenant of any Seller contained in this Agreement shall be breached or deemed breached as a result of the failure by any party hereto or any of its Affiliates to take any of the actions specified in clause (i) of the preceding sentence.

                  (d) During the period from the date hereof to the Closing, Purchaser and Sellers shall cooperate and promptly make all voluntary filings and other disclosures in respect of the transactions contemplated hereby with the Committee on Foreign Investment in the United States under Exon-Florio, if Purchaser provides written notice to Sellers within one hundred and twenty (120) days of this Agreement of its intention to make such voluntary filing.

                  (e) Purchaser and Sellers shall share equally the cost of all filing fees associated with the Parties' filings with Governmental Authorities (except for any filings required under the HSR Act, which filing fees shall be paid by the party responsible for such filing fees, in accordance with the HSR Act).

                  (f) In any circumstance in which Loral Parent must make, initiate or participate in the process of seeking, requesting or making any of the applications, approvals or filings (including without limitation HSR Act filings) referred to in this Section 6.5, Sellers shall cause Loral Parent to take all necessary actions, but subject to the limitations in the last two sentences of Section 6.5(c).

                  Section 6.6 Insurance.

                  (a) Each Seller shall, until the Closing, maintain insurance coverage with respect to the Purchased Assets at the coverage levels set forth on Schedule 6.6, including continuing an in-orbit policy for Telstar 4 for a one (1) year period following the expiration of the current policy.

                  (b) With respect to property insurance, during the period from the date hereof through the Closing, each Seller will promptly file and diligently prosecute all claims relating to any loss suffered by the Transferred Business or the Purchased Assets, after the date of this Agreement and prior to the Closing Date, that is covered by such insurance. At Closing, each Seller shall either (i) to the extent permissible under the terms of such insurance policies, the Assumed

         Contracts and applicable Law, cause Purchaser to be the named beneficiary under such insurance policies or (ii) assign to Purchaser its rights as the named insured under such insurance policies pursuant to the Sale Order.

                  (c) On or prior to Closing, the Sellers shall, to the extent not otherwise effected pursuant to the Sale Order, make appropriate arrangements with all present loss payees who are not counterparties to the Assumed Contracts to effect the foregoing provisions and eliminate such parties as loss payees.

                  Section 6.7 Financial Statements and Access.

                  (a) Sellers shall prepare, and (subject to Purchaser executing and delivering a customary engagement letter) retain Deloitte & Touche LLP ("D&T") or another nationally recognized public accounting firm that is acceptable to Parent and Purchaser (D&T or such other firm, the "Retained Accountants") to audit, balance sheets for the Transferred Business as at December 31, 2001, December 31, 2002 and each December 31 thereafter occurring on or prior to the Closing Date, together with statements of operations and cash flows and notes thereto in accordance with GAAP, Articles 3-01 and 3-02 of Regulation S-X as well as any other applicable rules and regulations of the SEC (together, the "Accounting Requirements") for the year then ended. Sellers shall cause the Retained Accountants promptly to provide to Purchaser such information (including copies of all work papers, subject to Parent and Purchaser complying with any confidentiality, limitation of liability and other requirements of the accountants with respect to access to their work papers) related to such balance sheets and statements as may be reasonably requested by Purchaser. Each of the Sellers shall use its Best Reasonable Efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to prepare and to assist and otherwise cause the Retained Accountants to complete the audit of the financial statements and deliver to Purchaser such financial statements and the Retained Accountants' audit report relating thereto (i) for the financial statements as at and for the year ended December 31, 2001 and December 31, 2002, as promptly as reasonably practicable, but in no event later than September 1, 2003 and (ii) for the financial statements as at and for the year ended on any December 31 thereafter occurring prior to the Closing Date, no later than seventy-four (74) days after such year end (regardless of whether the Closing has occurred prior to such date).

                  (b) Each of the Sellers shall use its Best Reasonable Efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to prepare, and to assist and otherwise cause the Retained Accountants to conduct a SAS 71 or a similar type of review or audit of, the unaudited balance sheets as of the dates set forth below and statements of operations and cash flows and notes thereto for the periods set forth below in accordance with the Accounting Requirements:

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

                           (i) as at June 30, 2003 and for the three (3) and six (6) months ended June 30, 2002 and June 30, 2003;

                           (ii)     as at September 30, 2003 and for the three
                  (3) and nine (9) months ended September 30, 2002 and September 30, 2003;

                           (iii) as at the end of each fiscal quarter (other than the fourth fiscal quarter) thereafter and prior to the Closing Date and for the three (3) months ended on each such date and for the elapsed portion of the fiscal year ended on such date, and for the corresponding periods of the prior fiscal year.

         The financial statements for the foregoing periods, and the report of the Retained Accountants with respect to its SAS 71 or a similar type of review or its audit report, as the case may be, shall be delivered to Purchaser, in accordance with the first sentence of this clause (b),
         (A) for the financial statements required by clause (i), as promptly as reasonably practicable, but in no event later than September 1, 2003,
         (B) for the financial statements required by clause (ii) and clause
         (iii), ending no later than the fifty-fifth (55th) day after the end of the relevant fiscal quarter (regardless of whether the Closing has occurred prior to such date).

                  (c) Purchaser shall reimburse Sellers for Sellers' Out-of-Pocket Expenses for the Retained Accountants for auditing or reviewing, as the case may be, the financial statements and for any additional accounting firm or personnel retained to assist in the preparation of such financial statements.

                  (d) Commencing on the date hereof and for a period of three (3) years from the Closing Date, each Seller shall provide Parent and Purchaser with reasonable access to its personnel and independent accountants and advisors, and to the data and work papers (subject to Parent and Purchaser complying with any confidentiality, limitation of liability and other requirements of the accountants with respect to access to their work papers) that are Related to the Purchased Assets, but are not otherwise available to Purchaser, which are reasonably required to enable Purchaser to comply with any applicable Laws. Purchaser or Parent shall reimburse each Seller for all Out-of-Pocket Expenses it incurs in connection with the fulfillment of its obligations under this Section 6.7(d).

                  Section 6.8 Compliance with Property Transfer Laws; State and Local Governmental Authorizations.

                  (a) During the period from the date hereof to the Closing, the Sellers shall use their Best Reasonable Efforts to comply with all requirements of applicable property transfer Laws to the extent not superseded by the Sale Order in order to consummate the transactions contemplated by this Agreement. During the period from the date hereof to the Closing, each Seller agrees to provide Parent and Purchaser with any documents to be submitted to the relevant

         Governmental Authorities prior to submission, and no Seller shall take any action to comply with such Laws without Parent's and Purchaser's prior consent, which consent shall not be unreasonably withheld or delayed.

                  (b) During the period from the date hereof to the Closing, each Seller shall cooperate with Purchaser and shall assist Purchaser with identifying the state and local Governmental Authorizations, if any, required by Purchaser to operate the Purchased Assets from and after the Closing Date (other than Governmental Approvals).

                  Section 6.9 Further Assurances. At any time after the Closing Date, each Seller shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Purchaser or Parent necessary to evidence the transfer of the Purchased Assets or the other transactions contemplated hereby.

                  Section 6.10 Certain Matters Involving the Transferred Intellectual Property and Licensed Intellectual Property. On or promptly after the Closing Date, each Seller shall use Best Reasonable Efforts to assist Purchaser with all necessary steps to record with the appropriate Governmental Authorities, including any discretionary filings requested by Purchaser, the transfer from, or license by, such Seller to Purchaser of all Transferred Intellectual Property and Licensed Intellectual Property previously registered or patented in or outside the United States; provided that Purchaser shall reimburse such Seller for such Seller's Out-of-Pocket Expenses incurred by Seller in such recordings.

                  Section 6.11 Obligation to Update. Between the date of this Agreement and the Closing Date, each Seller shall notify Purchaser and Parent in writing within a reasonable period of time if any Person listed in Schedule 1.1(a) or any successor with similar authority and responsibilities gains actual knowledge of any fact or condition that causes or constitutes a breach of any of such Seller's representations and warranties as of the date of this Agreement, or if any Person listed in Schedule 1.1(a) or any successor with similar authority and responsibilities gains actual knowledge of the occurrence after the date of this Agreement of any fact or condition that could reasonably be expected to cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Within three (3) Business Days prior to the Closing Date, Sellers shall provide Purchaser with a list of any changes that would be required to Schedule 3.10 if such Schedule were being prepared in response to Section 3.10(a) as of the third Business Day prior to the Closing. Any breach of this Section 6.11 shall for purposes of Article IX be deemed to be a breach of a representation or warranty and not a breach of a covenant. The providing of notice under this Section shall not relieve Sellers of any responsibility for a breach of the relevant representation or warranty nor shall such notice be deemed to update any Schedule to this Agreement.

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                  Section 6.12 Additional Intellectual Property Matters.

                  (a) Except in connection with a breach of the Intellectual Property Agreement, the terms of which shall be unaffected by this provision, no Seller shall bring any claim, litigation or proceeding against Purchaser or its Affiliates (including any of Purchaser's Successors or assigns to any significant portion of the Purchased Assets) for infringement of any Intellectual Property rights, including patents and trademarks, owned by or assigned to a Seller as of the Closing, based on the operation of the Purchased Assets, the existence of which would have been or was a breach of any representation or warranty under this Agreement.

                  (b) At any time within six (6) months of the Closing, if it is determined that a license of any additional Intellectual Property rights of any Seller (excluding Other Intellectual Property), including patent rights which were omitted from the list of Licensed Intellectual Properties on Schedule 3.9 but are not specifically listed as Excluded Assets, is necessary for Purchaser (including any of Purchaser's Successors or assigns to any significant portion of the Purchased Assets) to use, operate, sell, offer for sale or import any Purchased Asset lawfully or operate the Purchased Assets lawfully, such Seller (including its Successors and assigns to such rights) shall provide such license without any additional charge to, or royalty, from Purchaser (other than Global Alliance Information Network (GAIN)) and, in each case, pursuant to the terms of the Intellectual Property Agreement.

                  Section 6.13 Limitations on Solicitation, etc. Except as provided in the Sale Procedures Order with respect to the period prior to the entry of the Sale Order, neither Sellers nor their Affiliates, officers, directors, employees, agents or representatives (including attorneys, investment bankers, brokers and accountants) ("Restricted Persons") shall, directly or indirectly, (a) solicit, initiate, encourage or entertain the submission of proposals or offers from any Person (other than Purchaser) for, or enter into any agreement or arrangement (whether or not binding) relating to, any possible transaction involving the Transferred Business, some or all of the assets that will constitute Purchased Assets (other than such assets that are disposed of in the ordinary course of business in compliance with Section 6.2 hereof), or the stock of any of the Sellers or any other Person that owns, directly or indirectly, a greater than five (5) percent interest in the Sellers or the Purchased Assets (a "Transaction") or (b) participate in any substantive discussions or negotiations or provide any confidential information regarding, or furnish to any other Person any information with respect to or in contemplation of, a possible Transaction. Sellers shall notify Purchaser in writing as soon as possible, but in any event within one (1) Business Day, of the receipt of any inquiry or proposal (including all material terms and the identity of the proponent of the inquiry or proposal) covered by this Section
6.13. Notwithstanding the foregoing, at any time prior to the entry of the Sale Procedures Order, the Restricted Persons may furnish information to, and negotiate or otherwise engage in substantive discussions with, any Person who

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

delivers a bona fide written proposal (a "Proposal") for a Transaction which was not solicited or encouraged by a Restricted Person after the date of this Agreement, if and so long as the Board of Directors (or a duly authorized committee thereof) of each Seller determines in good faith by resolutions duly adopted, after consultation with its outside counsel, that the failure to provide such information or engage in such negotiations or discussions is or would be a breach of the directors' fiduciary duties under applicable law and determines in good faith that such a Proposal is a Superior Proposal. Sellers shall notify Purchaser in writing within one (1) Business Day of such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, any of the Restricted Persons, indicating the name of such Person and providing to Purchaser a copy of such written proposal or offer for an Alternative Transaction. Prior to providing any information or data to, or engaging in any discussions with, any Person in connection with a Proposal, Sellers shall notify Purchaser in writing if Sellers or the Restricted Persons intend to engage in any such activities with any such Person other than providing written notice to such Person that an auction of the Purchased Assets is expected to occur under the Sale Procedures Order and that Sellers will provide the Person with a copy of the Sale Procedures Order when it has been entered by the Court ("Selling Activities"). Sellers shall keep Purchaser advised of the status of any Selling Activities and, without limiting Parent's and Purchaser's rights under this Agreement or the 363/365 Orders, provide Purchaser a reasonable opportunity to submit its own proposal in response to any proposals or offers received by Sellers. "Superior Proposal" means a Proposal made by a Person other than Purchaser, and which is on terms which Sellers' Boards of Directors determine in good faith would result in a Transaction that is materially more favorable (a) to Sellers than the transaction contemplated by this Agreement (after consultation with a nationally recognized investment banking firm) taking into account all the terms and conditions of such proposal and this Agreement and the transactions contemplated hereby, and (b) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such Proposal; provided, however, that no Proposal shall be deemed to be a Superior Proposal if the Proposal is subject to a financing contingency.

                  Section 6.14 ITU Matters. Sellers will request the FCC to make available to Purchaser copies of the intersystem coordination agreements that the FCC entered into with Argentina and Brazil related to their ITU filings at the 77(degree) W and 77.5(degree) W orbital locations, respectively. Sellers will not take any actions that are inconsistent with the draft intersystem coordination agreement with Brazil related to its ITU filing at the 90(degree) W orbital location (which draft agreement has been previously delivered by Sellers to Purchaser).

                  Section 6.15 PANGTEL Matters. During the period from the date hereof to the Closing, Sellers shall use their Best Reasonable Efforts to cause PANGTEL to enter into on behalf of the Independent State of Papua New Guinea an amended and restated satellite agreement in the form previously delivered to Purchaser (the "PNG Agreement"), and to cause

PANGTEL to acknowledge the assignment of the rights and obligations of Loral Parent under the PNG Agreement to a Seller and to the partial assignment by such Seller to Purchaser of the rights and obligations of Loral Parent (or of a Seller as the valid assignee of Loral Parent) under such agreement related to the use of the 121(Degree) W orbital position, subject to Purchaser agreeing to make the annual payment owed under such agreement in connection with the use of the 121(Degree) W orbital position, and to seek PANGTEL's consent to the novation thereof to the effect that any breach by Sellers or their Affiliates under the PANGTEL agreement following the Closing shall not be deemed a breach by the Purchaser under its separate agreement with PANGTEL.

                  Section 6.16 Orbital Incentive Payments. Sellers shall cause SS/L to amend the Purchased Satellite Procurement Agreements as provided in the SS/L Agreement.

                  Section 6.17 Lease Contract.

                  (a) Notwithstanding anything contained in Section 6.2 to the contrary, at any time prior to the Closing Date, Sellers may enter into an agreement with a single lessee (which may include such lessee's Affiliates) providing for the lease of a substantial number of transponders on one or more of the Purchased Satellites (the "New Lease"); provided that prior to entering into the New Lease and not less than thirty (30) days prior to the Closing Date, such Seller shall have provided written notice to Purchaser of its intention to enter into the Lease together with copy of the proposed New Lease requesting Purchaser to designate the New Lease as the Lease Agreement for purposes of Section 2.5(d) (the "Lease Notice"). Purchaser may in its sole and absolute discretion decide whether to designate the New Lease as the Lease Agreement for purposes of Section 2.5(d).

                  (b) If on or within seven (7) days of receipt of the Lease Notice, Purchase fails to make an election or elects that the New Lease shall not be a "Lease Agreement," the New Lease (i) shall be deemed an Excluded Asset for all purposes under this Agreement (and, for avoidance of doubt, any revenues recognized by Sellers from the New Lease shall not constitute Revenue for any purpose under this Agreement) and (ii) the counterparty to the New Lease shall be required to acknowledge in the New Lease or in a writing contemporaneous with the execution of the New Lease, that the transponder capacity leased thereunder shall not be provided on a Purchased Satellite for periods subsequent to the Closing Date.

                  (c) If on or within seven (7) days of receipt of the Lease Notice, Purchaser shall provide written notice to Sellers that it elects to designate the New Lease as the "Lease Agreement" and the applicable Seller and the counterparty thereto shall enter into the New Lease on valid and binding terms, in the form provided in the Lease Notice, the New Lease (i) shall constitute the Lease Agreement for purposes of Section 2.5(d) and (ii) shall be deemed an Assumed

         Contract for all purposes of this Agreement (and, for avoidance of doubt, any revenues recognized by Sellers from the Lease Agreement shall constitute Revenue for all purposes under this Agreement).

                  (d)      Sellers may only exercise their right under this
         Section 6.17 once.

                                  ARTICLE VII
                       PURCHASER'S AND PARENT'S COVENANTS

                  Section 7.1 Best Reasonable Efforts. During the period from the date hereof to the Closing, Purchaser and Parent shall cooperate with the Sellers and use their Best Reasonable Efforts to satisfy, or cause to be satisfied, the conditions precedent to Purchaser's and Parent's obligations hereunder. Without limiting the generality of the foregoing, during the period from the date hereof to the Closing, Purchaser shall cooperate with the Sellers and use its Best Reasonable Efforts (a) to obtain the Governmental Approvals and to give or make the notices or filings set forth in Schedules 3.4 and 4.3, and
(b) to the extent required notwithstanding the Sale Order, to obtain approval for the novation from the Sellers to Purchaser of the PANGTEL agreement as provided in Section 6.15 and of the Government Contracts listed in Schedule 3.11 (including entering into customary agreements necessary to obtain the assignments or novations contemplated by Section 9.1(e) and having one or more employees with a "secret" security clearance).

                  Section 7.2 Shareholder Approval. Parent will take, in accordance with applicable Law and its bye-laws, all action necessary to convene a meeting of the holders of its ordinary shares ("Parent Shareholders Meeting") on or before September 8, 2003 to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. Subject to their fiduciary duties under applicable Law, Parent's board of directors shall use Best Reasonable Efforts to solicit such approval.

                  Section 7.3 Further Assurances. At any time after the Closing Date, each of Purchaser and Parent shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by any Seller necessary to evidence the transfer of the Purchased Assets, the assumption of the Assumed Liabilities and the other transactions contemplated hereby.

                  Section 7.4 Compliance with Property Transfer Laws; Governmental Authorizations. During the period from the date hereof to the Closing, Parent and Purchaser shall use their Best Reasonable Efforts to comply with all requirements of applicable property transfer Laws to the extent not superseded by the Sale Order in order to consummate the transactions contemplated by this Agreement. During the period from the date hereof to the Closing, Parent and Purchaser agree to provide Sellers with copies of any documents submitted to the relevant Governmental Authorities in connection with such compliance, and neither Parent nor Purchaser shall take any action to comply with such Laws without Sellers' consent which shall not be unreasonably withheld.

                  Section 7.5 Obligation to Update. During the period from the date hereof to the Closing, each of Parent or Purchaser, as applicable, shall notify Sellers in writing within a reasonable period of time if any Person listed in Schedule 1.1(b) or any successor with similar authority and responsibilities gains actual knowledge of any fact or condition that causes or constitutes a breach of any of Parent's or Purchaser's representations and warranties as of the date of this Agreement, or if any Person listed in Schedule 1.1(b) or any successor with similar authority and responsibilities gains actual knowledge (in the ordinary course of performing his or her duties) of the occurrence after the date of this Agreement of any fact or condition that would reasonably be expected to cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. The providing of notice under this Section 7.5 shall not relieve Parent or Purchaser of any responsibility for a breach of the relevant representation or warranty.

                  Section 7.6 Collection of Accounts Receivable. All accounts receivable arising in connection with the operation of the Transferred Business prior to the Closing Date shall remain the property of Sellers. Purchaser agrees to use Best Reasonable Efforts to assist Sellers in collection of such accounts receivable in the normal and ordinary course of business for a period of ninety
(90) days following the Closing. Purchaser shall apply all collections to the debtor's oldest account receivable first (except that any such accounts collected by Purchaser from persons who are also indebted to Purchaser may be applied to Purchaser's account where such account debtor specifies that a payment is to be applied to Purchaser's account), and shall remit all amounts collected on Sellers' behalf during any month within the first ten (10) Business Days of the following month. Purchaser's obligation and authority shall not extend to the institution of litigation, employment of counsel or a collection agency or any other extraordinary means of collection. At the end of the ninety
(90) day collection period, any remaining accounts receivable shall be returned to Sellers for collection, and all obligations of Purchaser with respect thereto shall cease.

                                  ARTICLE VIII
                            EMPLOYEE AND TAX MATTERS

                  Section 8.1 Tax Matters.

                  (a) Determination and Allocation of Consideration. Purchaser shall initially propose the amount and allocation of the total consideration (the "Consideration") for the Purchased Assets. Within one hundred and twenty (120) days after the Closing Date, Purchaser shall provide the Sellers with one or more schedules setting out its proposal. If the Sellers disagree with any items reflected on the schedules so provided, Sellers may notify Purchaser of such disagreement and their reasons for so disagreeing, in which case the Sellers and Purchaser shall attempt to resolve the disagreement. If Purchaser and Sellers are unable to resolve their disagreement, the matter or matters in dispute shall be submitted for resolution to a mutually acceptable appraisal firm. The parties shall equally bear the costs of such appraisal firm. Any determination and allocation of the Consideration pursuant to this subsection shall be binding on the Sellers and Purchaser for all tax reporting purposes.

                  (b) Transfer Taxes. All excise, sales, use, transfer (including real property transfer), stamp, registration, documentary, filing, recordation and other similar Taxes which may be imposed or assessed as a result of the transactions effected pursuant to this Agreement (the "Transfer Taxes"), together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties shall be borne by the Sellers, and each Seller shall indemnify Purchaser for any Liabilities for such Transfer Taxes; provided that Sellers shall use Best Reasonable Efforts to have all Transfer Taxes exempted pursuant to the Sale Order. Any returns or reports with respect to Transfer Taxes that are required to be filed shall be prepared and, to the extent a Seller is permitted by law or administrative practice, filed by such Seller when due.

                  Section 8.2 Employees and Employee Benefits.

                  (a) Purchaser shall have no requirement to offer employment to any of the employees of the Sellers. Any offer Purchaser determines to make shall be for employment at-will by Purchaser as new employees of Purchaser (subject to any applicable probation period not prohibited by Law) to occupy positions designated by Purchaser and pursuant to the terms and conditions determined by Purchaser in its sole discretion, unless Purchaser otherwise agrees in writing with any such employee.

                  (b) Within thirty (30) days from the date hereof, the Sellers shall deliver to Purchaser a true and complete list of the names and positions of those of Sellers' then current employees who work in positions Related to the Transferred Business and whose primary job responsibilities are Related to sales or marketing ("Sales and Marketing Employees") or other functions Related to the Transferred Business ("Other Employees" and, together with the Sales and Marketing Employees, the "Employees"). At Purchaser's request, the Sellers shall deliver, with respect to any Employee designated by the Purchaser, the following compensation information for fiscal year 2002 and as of the date of Purchaser's request: (i) annual base salary; (ii) annual bonus;
         (iii) commissions; (iv) perquisites; (v) benefits; (vi) severance; and
         (vii) all other material items of compensation. Purchaser shall have the right to hire any Sales and Marketing Employees in compliance with this Section 8.2(b). Not later than one hundred and twenty (120) days from the date hereof, Purchaser shall provide the Sellers with a list identifying each of the Sales and Marketing Employees to whom Purchaser may wish to make offers of employment at the Closing ("Listed Employees"). Not later than ninety (90) days from the date hereof, Purchaser may notify Sellers of any then current Other Employees to whom it wishes to offer employment. Sellers will have the right, in their sole discretion, to determine whether Purchaser will be permitted to offer employment to such Other Employee prior to the Closing. Purchaser may employ any Other Employee who requests employment with Purchaser without any prior solicitation, if the Employee, once hired by Purchaser, represents that he was not solicited by Purchaser and agrees not to solicit any other Employees during the period and to the extent Purchaser is prohibited from soliciting Employees under Section 8.2(c). Not later than sixty (60) days prior to the anticipated Closing Date, Purchaser shall notify Seller of all Employees to which it has made, as of such date, offers of employment and a good faith estimate of those additional Employees to whom it may make offers of employment.

                  (c) Notwithstanding the provisions of Section 8.2(b), Purchaser agrees that during the twelve (12) month period following the Closing Date it will not solicit any Employee, other than an Applicable Employee (as defined below), unless Purchaser has first obtained the written consent of the Sellers. If, during the twelve (12) month period following the Closing, Purchaser hires any Employee other than an Applicable Employee and other than with the consent of Sellers, Purchaser shall certify to Sellers that such Employee was not solicited by Purchaser and shall cause such former Employee to make a similar representation and to agree with Sellers that such former Employee will not solicit any other Employee, other than an Applicable Employee, during the twelve (12) month period following the Closing. In addition, in the event that Purchaser hires any Employee other than an Applicable Employee during such twelve (12) month period, the Purchaser shall reimburse the Sellers for any severance payments made in accordance with Seller's applicable severance policy, including any payments under the WARN Act, made to any such Employee as a result of such employee's termination of employment with the Sellers. Seller's severance and WARN Act obligation are set forth on Schedule 8.2.

                  (d) The Sellers shall make available to Purchaser, to the fullest extent permitted by Law, all information and materials reasonably requested by Purchaser from the personnel files of each of the Employees who, with the consent of the Sellers if required, shall have elected to accept employment with Purchaser ("Applicable Employees").

                  (e) Each Seller shall remain responsible for the payment of all benefits that accrue under each of such Seller's or its Affiliates' compensation plans, "employee benefit plans" (as defined in Section 3(3) of ERISA) and stock plans (collectively "Benefit Plans"). Purchaser shall not at any time assume any Liability under any of the Sellers' Benefit Plans for the payment of any benefits to any active or any terminated, vested or retired participants (or any of their beneficiaries) in any of the Benefit Plans. Purchaser assumes no obligation to continue or assume any Benefit Plans or Liabilities of the Sellers under any Benefit Plans.

                  (f) With respect to any Applicable Employee (and any dependent or beneficiary of any such Applicable Employee), the Sellers shall retain all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) and any other "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) maintained for the benefit of the Sellers' employees and their dependents and other beneficiaries under each such plan or similar arrangement, and such liabilities and obligations shall constitute Excluded Liabilities. Purchaser shall be responsible only for liabilities and obligations with respect to claims incurred by any Applicable Employee (and any dependent or beneficiary of any such Applicable Employee) on or after the Closing Date which are covered under any life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) established or made available by Purchaser for the benefit of Applicable Employees and their dependents and beneficiaries after the Closing Date. For this purpose claims under any medical, dental, vision, or prescription drug plan, a claim generally will be deemed to be incurred on the date that the service giving rise to such claim is performed and not when such claim is made.

                  (g) For purposes of this Section 8.2, the term "solicit" means a communication with an Employee in which Purchaser, or an agent acting on its behalf, invites, advises, encourages or requests an Employee to accept employment with Purchaser. "Solicit" does not include: (i) the publication (in any form of media) of a general advertisement or employment listing, or (ii) a circumstance in which an Employee initiates contact with Purchaser without any previous solicitation by Purchaser.

                                   ARTICLE IX
                              CONDITIONS TO CLOSING

                  Section 9.1 Conditions to the Obligations of Parent and Purchaser. The obligation of Parent and Purchaser to effect the Closing is subject to the satisfaction (or waiver) on or prior to the Closing of the following conditions:

                  (a) Representations and Warranties True When Made. The representations and warranties of the Sellers contained herein shall have been true and correct when made, except where the failure of such representations and warranties to be true and correct would not constitute a Material Adverse Change. Each of Parent and Purchaser shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of each Seller. For purposes of this Section 9.1(a), the representations and warranties of the Sellers shall be read without giving effect to the terms "material", "Material Adverse Change", "Material Adverse Effect" or words with a similar meaning, except for the representations and warranties of the Sellers set forth in Section 3.19.

                  (b) Covenants. The covenants and agreements of each Seller to be performed on or prior to the Closing shall have been duly performed in all material respects, and Parent and Purchaser shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of each Seller; provided that if Sellers have failed to comply with Section 6.2 because complying therewith would constitute a violation of an order of the Bankruptcy Court and such noncompliance has no effect on the Transferred Business, the Purchased Assets, Parent or Purchaser, other than a de minimis effect, such noncompliance shall not represent the failure of this Closing condition.

                  (c) Shareholder Approval. Parent shall have received the Parent Shareholder Approval.

                  (d) Representations and Warranties True as of Closing. The representations and warranties of each Seller contained herein shall be true and correct as of the Closing Date and shall be deemed to be remade by Sellers on that date (except that representations made as of a specific date need be only true and correct as of such date), except where the failure of such representations and warranties to be true and correct would not constitute a Material Adverse Change. Each of Parent and Purchaser shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of each Seller. For the purposes of this Section 9.1(d), the representations and warranties of the Sellers, except for the representations and warranties of the Sellers set forth in Section 3.19, shall be read without giving effect to the terms "material", "Material Adverse Change", "Material Adverse Effect" or words with a similar meaning.

                  (e) Assignments and Novations. Purchaser shall have received an assignment or novation (including any necessary third-party consents and approvals) reasonably satisfactory to Purchaser to each of the Contracts listed in Schedule 3.10, except where the Sale Order makes such assignment or novation unnecessary or where the failure to obtain such assignment or novation would not, in the aggregate and after taking into consideration any alternative measures used effectively to transfer the economic benefit of any such Contract to Purchaser, be reasonably likely to have a Material Adverse Effect subsequent to the Closing.

                  (f) No Injunctions or Proceedings. No temporary restraining order, preliminary or permanent injunction or other order of any court of competent jurisdiction or other legal restraint or prohibition preventing, restricting or conditioning the consummation of the transactions contemplated by this Agreement shall be in effect. No litigation, investigation or administrative proceeding, in each case brought or initiated by a U.S. Governmental Authority, shall be pending or threatened that would enjoin, restrain, condition or prohibit consummation of the transactions contemplated by this Agreement. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, sanction, judgment, decree, injunction or other order which would be reasonably likely to have a Material Adverse Effect prior or subsequent to the Closing.

                  (g) Antitrust Compliance. (i) Any applicable waiting period under the HSR Act shall have expired or been terminated, (ii) to the extent requested by Parent pursuant to, and within the time period specified in Section 6.5, all notices and reports under Exon-Florio shall have been made, (iii) any requests for information or documents made by the European Commission shall have been fulfilled and (iv) no Governmental Authority shall have instituted, or announced an intention to institute, any proceeding against Parent, Purchaser or any Seller arising out of or based upon an antitrust, competition or similar Law applicable to such party or to the Transferred Business or the Purchased Assets.

                  (h) FCC Approval. The FCC or relevant FCC staff official pursuant to delegated authority shall have granted the assignment applications referred to in Section 6.5(a), without the imposition of any condition that would constitute a Material Adverse Change (provided that Purchaser shall be deemed to have waived this condition with respect to any condition in the grant of the assignment application, if Purchaser shall not have objected to such condition by the tenth (10th) day after Sellers deliver a written copy of the grant of the assignment application to Purchaser and ask the Purchaser whether or not it objects to any condition in the grant), there shall be no outstanding petition for reconsideration, application for review or judicial appeal of such consent which is reasonably likely to result in a reversal of such consent or the imposition of a condition that would constitute a Material Adverse Change and the time for filing any such petition, application or appeal shall have expired; provided that the expiration of the time for such filing will not be a condition to Parent's and Purchaser's obligations to effect the Closing if no petition to deny or objection was filed at the FCC against the FCC applications prior to the granting of such applications by the FCC or relevant FCC staff official pursuant to delegated authority.

                  (i) Sale Order. The Bankruptcy Court shall have entered the Sale Order substantially in the forms attached hereto as Annex F (together with any related findings of fact or conclusions of Law) without modification or the imposition of any conditions or limitations with respect thereto, except for such immaterial modifications, conditions or limitations which do not individually or in the aggregate adversely affect Parent and Purchaser and the Sale Order shall not have been violated, vacated, withdrawn, overruled, resolved or stayed, amended, reversed and/or modified and shall have become final and nonappealable.

                  (j) Other Approvals. The other Governmental Approvals, notices and filings set forth in Schedule 9.1(j)(i) shall have been obtained, given or made and shall not contain any condition or provision that would constitute a Material

         Adverse Change. The condition described in Schedule 9.1(j)(ii) shall have been satisfied.

                  (k) Other FCC Actions. The FCC or relevant FCC staff official pursuant to delegated authority shall have granted: (i) Loral SpaceCom's March 15, 2002 Petition for Declaratory Ruling to add the Telstar 13 C-band payload to FCC's Permitted Space Station List without the imposition of any condition(s) (other than standard FCC conditions, which the Parties acknowledge for purposes of this Agreement do not include any condition requiring Loral SpaceCom (or its successor) to give any form of notice to customers) that could materially adversely affect Purchaser's commercial operation of the C-band capacity on Telstar 13 at the 121(degree)W orbital location following the Closing (provided that Purchaser shall be deemed to have waived this condition with respect to any condition in the FCC declaratory ruling, if Purchaser shall not have objected to such condition within ten (10) days after Sellers deliver a written copy of the Petition to Purchaser and requested Purchaser's consent), and there shall be no outstanding petition for reconsideration, application for review or judicial appeal of such grant which is reasonably likely to result in a reversal of such grant or the imposition of a condition that would materially adversely affect Purchaser's commercial operation of the C-band capacity on Telstar 13 at the 121(degree)W orbital location following the Closing, and the time for filing any such petition, application or appeal shall have expired; provided, that the expiration of the time for such filing will not be a condition to Parent's and Purchaser's obligations to effect the Closing if no petition to deny or objection was filed at the FCC against the FCC applications prior to the granting of such applications by the FCC or relevant FCC staff official pursuant to delegated authority, and (ii) Loral SpaceCom's May 1, 2003 application to the FCC to extend the construction completion and launch milestones for Telstar 8 to the second and third quarters, respectively, of 2004 as well as granting authority to use the South American beam notwithstanding any failure to provide full frequency reuse and there shall be no outstanding petition for reconsideration, application for review or judicial appeal of such grant which is reasonably likely to result in a reversal of such consent or the imposition of a condition that would constitute a Material Adverse Change and the time for filing any such petition, application or appeal shall have expired; provided that the expiration of the time for such filing will not be a condition to Parent's and Purchaser's obligations to effect the Closing if no petition to deny or objection was filed at the FCC against the FCC applications prior to the granting of such applications by the FCC or relevant FCC staff official pursuant to delegated authority.

                  (l) Telstar 13. Unless the launch of Telstar 13 is delayed solely as a result of technical malfunction of either the launch vehicle or the spacecraft, and such delay is not attributable to any other cause, and the Purchaser, in its sole discretion, believes that such delay will not exceed the period of six (6) months, Telstar 13 shall have been successfully launched and shall be operating at the

         121(degree)W orbital location without a Total Loss having occurred, and Loral SpaceCom shall own title to the C-band payload on the Telstar 13 satellite, as contemplated by that certain agreement, dated February 22, 2000, between Loral SpaceCom and Echostar Orbital Corporation ("Echostar") and the Amended and Restated Agreement, as of November 16, 2001, between Loral Skynet and SS/L, shall be valid and in full force and effect without any outstanding default thereunder by either party.

                  (m) Total Loss. No Total Loss shall have occurred with respect to any of Telstar 5, Telstar 6 or Telstar 7, or with respect to Telstar 4 (unless, in the case of Telstar 4, Sellers were in compliance with their obligations under Section 6.6 hereof as they related to Telstar 4 at the time of the Total Loss). The provisions of this
         Section 9.1(m) are not intended to create an implication, one way or the other, as to whether (i) less than Total Losses with respect to the Purchased Satellites would not constitute a Material Adverse Change or
         (ii) a Total Loss (other than in the circumstances described in the parenthetical clause in the prior sentence) or less than Total Loss(es) with respect to Telstar 4 would constitute a Material Adverse Change.

                  (n) PNG Agreement. PANGTEL, on behalf of the Independent State of Papua, New Guinea, shall have entered into an amended and restated PNG Agreement, substantially in the form previously delivered to Purchaser. The rights and obligations of Loral Parent under the PNG Agreement shall have been validly and effectively assigned to Purchaser (either directly by Loral Parent or by a Seller as the valid assignee of Loral Parent), including all applicable approvals of the Bankruptcy Court. PANGTEL shall have (i) acknowledged in writing the assignment to Purchaser of the rights and obligations of Loral Parent, or such Seller, as the case may be, under such agreement or (ii) consented to the partial assignment to Purchaser of the rights and obligations of Loral Parent under such agreement related to the use of the 121(degree)W orbital position, subject to Purchaser agreeing to make the annual payments due after the Closing required under such agreement with respect to such orbital slot; provided that if PANGTEL has not consented to the novation in favor of the Purchaser of such partially assigned rights and obligations under the agreement, Purchaser may elect to assume all rights and obligations under the agreement.

                  (o) Backlog. Backlog as set forth in the Final Report shall not be less than the amount set forth in Schedule 9.1(o).

                  (p) Recurring Revenues. Recurring Revenues for the Three Month Period set forth in the Final Report shall not be less than the amount set forth in Schedule 9.1(p).

                  (q) Customer Service Contracts. Unless Purchaser shall have otherwise consented in writing, except as set forth as Schedule 9.l (q), the average annual price per transponder unit (36MHz equivalent) charged by Sellers under new Contracts that are Assumed Contracts (including any renewal of an existing Contract that is an Assumed Contract) that are entered into or renewals that take place after the date hereof ("Average Transponder Price") and prior to the Closing for transponders on the Purchased Satellites shall not be less than the amount set forth on
         Schedule 9.1(q).

                  (r) Orbital Incentive Payments. SS/L shall have amended the Purchased Satellite Procurement Agreements as provided in Section
         6.16 hereof.

                  (s) Legal Opinions. Parent and Purchaser shall have received the opinion of Sellers' FCC counsel, dated as of the Closing Date, addressed to Parent and Purchaser substantially in the form attached as Schedule 9.1(s), and the opinion of Sellers' Bermuda counsel, dated as of the Closing Date, addressed to Parent and Purchaser in the form to be mutually agreed upon by the parties, each of which opinions shall expressly permit lenders to Parent or Purchaser to rely thereon.

                  (t) Ancillary Agreements. The Ancillary Agreements shall be in full force and effect and all actions thereunder which are contemplated to occur simultaneously with the Closing shall so occur.

                  (u)      Certain Contracts. (i) SS/L shall have assumed under
         Section 365 of the Bankruptcy Code, in connection with the Chapter 11 Cases, the Revised Procurement Agreements and the remaining Purchased Satellite Procurement Contracts, and the Contract, dated as of February 22, 2000, with EchoStar Orbital Corporation (and there shall have been no material default thereunder by SS/L) and the contract listed on
         Schedule 5.1(f) and (ii) Loral Skynet Network Services Inc. shall have entered into with Loral SpaceCom, and shall have assumed under Section 365 of the Bankruptcy Code, in connection with the Chapter 11 Cases, that certain Master Service Agreement in the form previously delivered to the Purchaser (and included in the Section 2.3.4.m file of the data room).

                  (v) Transition Services Agreement. Each Seller shall have performed in all material respect its obligations under the Transition Services Agreement.

                  (w) Delivery of Other Closing Documents. Each Seller shall have executed and delivered all of the documents required to be delivered pursuant to Section 2.8.

                  Section 9.2 Conditions to the Obligations of the Sellers. The obligation of the Sellers to effect the Closing is subject to the satisfaction (or waiver) on or prior to the Closing of the following conditions:

                  (a) Representations and Warranties True When Made. The representations and warranties of Parent and Purchaser contained herein shall have been true and correct when made except where the failure of such representations and warranties to be true and correct would not constitute a material adverse effect on Parent's and Purchaser's performance of their obligations hereunder. The Sellers shall have received a certificate to such effect dated the Closing Date and executed by duly authorized officers of Parent and Purchaser. For purposes of this Section 9.2(a), the representations and warranties of Purchaser and Parent shall be read without giving effect to the terms "material", "material adverse change", "material adverse effect" or words with a similar meaning.

                  (b) Covenants. The covenants and agreements of Parent and Purchaser to be performed on or prior to the Closing shall have been duly performed in all material respects and the Sellers shall have received a certificate to such effect dated the Closing Date and executed by duly authorized officers of Parent and Purchaser.

                  (c) Shareholder Approval. Parent shall have received the Parent Shareholder Approval.

                  (d) Representations and Warranties True as of Closing. The representations and warranties of Parent and Purchaser contained herein shall be true and correct as of the Closing Date and shall be deemed to be remade by Parent and Purchaser on that date (except that representations and warranties that are made as of a specific date need be true only as of such date), except where the failure of such representations and warranties to be true and correct would not constitute a material adverse effect on Parent's and Purchaser's performance of their obligations hereunder. The Sellers shall have received a certificate to such effect dated the Closing Date and executed by duly authorized officers of Parent and Purchaser. For purposes of this Section 9.2(d), the representations and warranties of Purchaser and Parent shall be read without giving effect to the terms "material", "material adverse change", "material adverse effect" or words with a similar meaning.

                  (e) No Injunctions or Proceedings. No temporary restraining order, preliminary or permanent injunction or other order of any court of competent jurisdiction or other legal restraint or prohibition preventing, restricting or conditioning the consummation of the transactions contemplated by this Agreement shall be in effect. No litigation, investigation or administrative proceeding, in each case brought or initiated by a U.S. Governmental Authority, shall be pending or threatened that would enjoin, restrain, condition or prohibit consummation of the transactions contemplated by this Agreement.

                  (f) Antitrust Compliance. (i) Any applicable waiting period under the HSR Act shall have expired or been terminated, (ii) all notices and reports under Exon-Florio shall have been made, (iii) any requests for information or documents made by the European Commission shall have been fulfilled and (iv) no Governmental Authority shall have instituted, or announced an intention to institute, any proceeding against Parent, Purchaser or any Seller arising out of or based upon an antitrust, competition or similar Law applicable to such party or to the Transferred Business or the Purchased Assets.

                  (g) FCC Approval. The FCC shall have granted the assignment applications referred to in Section 6.5(a).

                  (h) Bankruptcy Court Approval. The Bankruptcy Court shall have entered the Sale Order substantially in the form attached hereto as Annex F, without modification or the imposition of conditions or limitations with respect thereto, except for such immaterial modifications, conditions or limitations which do not, individually or in the aggregate, adversely affect Sellers, and the Sale Order shall not have been vacated, stayed, amended, reversed or modified.

                  (i) Other Approvals. The other Governmental Approvals, notices and filings set forth in Schedule 9.1(j)(i) shall have been obtained, given or made.

                  (j) Legal Opinions. The Sellers shall have received the opinion of Parent's and Purchaser's Bermuda counsel, dated as of the Closing Date, addressed to the Sellers in the form to be mutually agreed upon by the parties.

                  (k) Ancillary Agreements. The Ancillary Agreements shall be in full force and effect and all actions thereunder that are contemplated to occur simultaneously with the Closing shall so occur.

                  (l) Business Transition Services Agreement. Parent and Purchaser shall have paid all amounts due and owing prior to the Closing Date under the Business Transition Services Agreement.

                  (m) Delivery of Other Closing Documents. Parent and Purchaser shall have executed and delivered all of the documents required to be delivered pursuant to Section 2.7.

                                   ARTICLE X
                              INTENTIONALLY OMITTED

                                   ARTICLE XI
                                   TERMINATION

                  Section 11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a)      By agreement of the parties hereto.

                  (b) By Parent and Purchaser if the Sale Procedures Order shall not have been entered by the Bankruptcy Court in substantially the form attached hereto as Annex F without modification or the imposition of any conditions or limitations with respect thereto (except for such immaterial modifications, conditions or limitations which do not individually or in the aggregate adversely affect Parent and Purchaser) on or prior to the later of (i) the fifth (5th) Business Day after date on which Parent Shareholder Approval is obtained ("Parent Shareholder Approval Date") and (ii) the twenty-fifth (25th) day after written notice from Parent that the Parent Shareholder Meeting has been scheduled; provided that this right must be exercised not later than the thirtieth (30th) Business Day after the later of the two periods referred to in this Section 11.1(b).

                  (c) By Parent and Purchaser if the Sale Order shall not have been entered by the Bankruptcy Court in substantially the form attached hereto as Annex F approving this Agreement and the transactions contemplated hereby without modification or the imposition of any conditions or limitations with respect thereto (except for such immaterial modifications, conditions or limitations which do not individually or in the aggregate adversely affect Parent and Purchaser) on or prior to the forty-fifth (45th) calendar day after the entry of the Sale Procedures Order; provided that this right must be exercised not later than the thirtieth (30th) day after the expiration of such forty-five (45) day period.

                  (d) By Parent or Purchaser upon written notice to the Sellers, if (i) any Seller is in breach or default of its covenants, agreements or other obligations herein, or if any of its representations and warranties herein are not true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate, (ii) such breach, default, untruth or inaccuracy is incapable of being cured, or if such breach, default, untruth or inaccuracy is capable of being cured, it is not cured within thirty (30) days of receipt of notice that such breach, default or failure exists or has occurred (for purposes of this clause (ii) and without limiting its applicability to any other breach, a breach of
         Section 6.13 (other than the notice provisions) shall be deemed to be not curable) and (iii) such breach, default, untruth or inaccuracy would constitute a failure to satisfy a Closing condition hereunder if the Closing were to occur at the time Parent or Purchaser seeks to terminate this Agreement under this Section 11.1(d).

                  (e) By Parent and Purchaser, by giving written notice of such termination to the Sellers, if the Closing shall not have occurred on or prior to the Final Date; provided that neither Parent nor Purchaser is in material breach of its obligations under this Agreement.

                  (f) By Sellers upon written notice to the Parent and Purchaser, if (i) either Parent and Purchaser is in material breach or default of its covenants, agreements, or other obligations herein, or if any of its representations and warranties herein were not true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate, (ii) such breach, default, untruth or inaccuracy is incapable of being cured, or if such breach, default, untruth or inaccuracy is capable of being cured, it is not cured within thirty (30) days of receipt of notice that such breach, default, untruth or inaccuracy exists or has occurred and (iii) such breach, default, untruth or inaccuracy would constitute a failure to satisfy a Closing condition hereunder if the Closing were to occur at the time Sellers seek to terminate this Agreement under this Section 11.1(f).

                  (g) By Sellers, by giving written notice of such termination to Purchaser, if the Closing shall not have occurred on or prior to the Final Date; provided that no Seller is in material breach of its obligations under this Agreement.

                  (h) By Parent and Purchaser or by Sellers if Parent Shareholder Approval has not been obtained by September 8, 2003; provided that this right must be exercised by Parent and Purchaser or by Sellers not later than October 8, 2003; and provided, further, that Parent and Purchaser may not terminate this Agreement under this
         Section 11.1(h) if they are in material breach of their obligations under Section 7.2.

                  (i) By Parent and Purchaser if the Sellers have not delivered the financial statements referred to in Sections 6.7(a)(i) or 6.7(b)(i) on or prior to September 1, 2003; provided that such right may only be exercised on or prior to the later of (A) the date such financial statements are delivered or (B) five (5) days after Sellers provide notice that such financial statements will be available for delivery.

                  (j) By Parent, Purchaser or Sellers if the Bankruptcy Court shall have approved a Transaction with a Person other than Parent or Purchaser; provided that this right may be exercised by Parent or Purchaser upon such approval (and without any requirement to wait for such approval to become final and non-appealable).

                  (k) By Parent or Purchaser if Sellers do not deliver Sellers' FCC Application to Purchaser or do not make the HSR notification filing contemplated by Section 6.5(c), in each case by the fifteenth (15th) Business Day after the date hereof; provided that this right must be exercised not later than the forty-fifth (45th) Business Day after the date hereof.

Any notice given pursuant to clause (d) or (f) shall specify the condition or conditions that constitute the breach, default, untruth or inaccuracy.

                  Section 11.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 11.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any Liability to any other party hereto or their respective Affiliates, directors, officers or employees, except that (i) the parties shall perform their obligations contained in this
Section 11.2 and in the last sentence of Section 6.1 and Sections 12.3, 12.5, 12.6, 12.8, 12.9, 12.10, 12.11 and 12.13; provided that nothing in this Article XI shall relieve any party of its Liability for a breach of its obligations under this Agreement, (ii) Purchaser's right to the Break-Up Fee and Expense Reimbursement under Section 5.1(c) shall remain in effect notwithstanding a termination of this Agreement under Section 11.1(j); and (iii) if the Break-Up Fee and Expense Reimbursement are paid pursuant to, and under the circumstances contemplated by, Section 5.1(c), such amount shall be in lieu of and full satisfaction for any claims of Parent or Purchaser based upon the Sellers' breach of this Agreement or failure to consummate the transactions contemplated hereby.

                                   ARTICLE XII
                                  MISCELLANEOUS

                  Section 12.1 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made upon receipt if made in writing and if (a) served by personal delivery upon the party for whom it is intended, (b) delivered by a national courier service or (c) sent by telecopier, provided that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person.

                  To Parent or Purchaser:

                           Intelsat (Bermuda), Ltd.
                           Dundonald House
                           14 Dundonald Street West, Suite 201
                           Hamilton HM 09, Bermuda
                           Telecopy: +441-292-8300
                           Attention: President

                           with a copy (which shall not constitute notice) to:

                           Intelsat Global Service Corporation
                           3400 International Drive, N.W.
                           Washington, DC 20008-3006
                           Telecopy: (202) 944-7529
                           Attention: General Counsel and Senior Vice President
                                      for Regulatory Affairs

                           with a copy (which shall not constitute notice) to:

                           Sullivan & Cromwell LLP
                           1701 Pennsylvania Avenue, N.W.
                           Washington, D.C. 20006

                           Telephone: (202) 956-7500
                           Telecopy: (202) 293-6330
                           Attention: Janet T. Geldzahler, Esq.

                  To Sellers:

                           Loral Space & Communication Corporation
                           600 Third Avenue
                           New York, NY 10016
                           Attention: General Counsel
                           Telephone: (212) 697-1105
                           Telecopy: (212) 338-5320

                           with a copy (which shall not constitute notice) to:

                           Willkie Farr & Gallagher
                           787 Seventh Avenue
                           New York, NY 10019
                           Telephone: (212) 728-8000
                           Telecopy: (212) 728-8111
                           Attention: Maurice M. Lefkort, Esq.

                  Section 12.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

                  Section 12.3 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto; provided that (a) Parent and Purchaser may:
(i) assign their rights hereunder to any direct or indirect wholly-owned Subsidiary, and (ii) assign, pledge and grant a security interest in their right, title and interest, in, to and under this Agreement and their rights thereunder as collateral security for any present or future indebtedness, which assignment, in either case, shall not relieve Parent or Purchaser of any obligations hereunder, (b) Sellers may assign their right to receive the Purchase Price to lenders under a debtor-in-possession financing agreement, which assignment shall be subject to the provisions of Section 2.5 and shall not relieve Sellers of any obligation hereunder and (c) Parent, Purchaser and Sellers may assign their rights and obligations to a person who acquires all or substantially all of that party's assets (or, in the case of Parent and Purchaser, after the Closing, all or substantially all of the assets acquired by them under this Agreement) and assumes all of such Party's obligations hereunder. Any attempted assignment in contravention hereof shall be null and void.

                  Section 12.4 Entire Agreement; Severability. This Agreement, the Non-Disclosure Agreement and the Ancillary Agreements contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters. If any provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  Section 12.5 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

                  Section 12.6 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective Successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto or their Successors and permitted assigns any rights or remedies under or by reason of this Agreement.

                  Section 12.7 Guaranty. Parent hereby irrevocably and unconditionally guarantees to the Sellers the agreements to be performed hereunder by Purchaser or by any designated Affiliate of Purchaser that has assumed and agreed to discharge any Liability under any Assumed Contract pursuant to Section 2.3 hereof ("Purchaser Obligations"). Except as provided below, the guaranty provided hereby is a guaranty of payment and performance, not merely of collection. If Purchaser shall fail timely to perform or pay any Purchaser Obligation hereunder, Parent shall pay or perform such Purchaser Obligation as and when due. Except as provided below, Parent hereby waives (a) promptness, diligence, notice, disclosure, demand for, presentment, protest and dishonor and (b) any right to force any Seller to proceed first, concurrently or jointly against Purchaser, any other guarantor, surety or other co-obligor. Sellers hereby agree that prior to enforcing their rights of payment and performance against Parent pursuant to this Section 12.7 with respect to any Purchaser Obligation, Sellers shall have (i) made demand on Purchaser to perform such Purchaser Obligation, (ii) given Purchaser a reasonable opportunity to comply with such Purchaser Obligation and (iii) determined in its reasonable discretion that Purchaser has not or will not comply with such Purchaser Obligation.

                  Section 12.8 Public Disclosure. Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with the requirements of any applicable Laws, and the rules and regulations of each stock exchange upon which the securities of one of the parties is listed, no press release or similar public announcement or communication shall ever, whether prior to or subsequent to the Closing, be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by the parties hereto (which approval shall not be unreasonably withheld or delayed).

                  Section 12.9 Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Parent and Purchaser shall promptly return to Sellers all Books and Records furnished by Sellers or any of their respective agents, employees, or representatives (including all copies, if any, thereof).

                  Section 12.10 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

                  Section 12.11 GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY (A) IN THE BANKRUPTCY COURT TO THE EXTENT THAT THE BANKRUPTCY COURT HAS JURISDICTION OVER SUCH ACTION OR PROCEEDING, AND (B) IN ALL OTHER CASES IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE "CHOSEN COURTS") AND (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO, (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION
12.1 OF THIS AGREEMENT AND (V) ACKNOWLEDGES THAT THE OTHER PARTIES WOULD BE IRREPARABLY DAMAGED IF ANY OF THE PROVISIONS OF THIS AGREEMENT ARE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS AND THAT ANY BREACH OF THIS AGREEMENT COULD NOT BE ADEQUATELY COMPENSATED IN ALL CASES BY MONETARY DAMAGES ALONE AND THAT, IN ADDITION TO ANY OTHER RIGHT OR REMEDY TO WHICH A PARTY MAY BE ENTITLED, AT LAW OR IN EQUITY, IT SHALL

BE ENTITLED TO ENFORCE ANY PROVISION OF THIS AGREEMENT BY A DECREE OF SPECIFIC PERFORMANCE AND TO TEMPORARY, PRELIMINARY AND PERMANENT INJUNCTIVE RELIEF TO PREVENT BREACHES OR THREATENED BREACHES OF ANY OF THE PROVISIONS OF THIS AGREEMENT, WITHOUT POSTING ANY BOND OR OTHER UNDERTAKING.

                  Section 12.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

                  Section 12.13 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

                  Section 12.14 Time is of the Essence. With regard to all dates and time periods set forth or referred to in Section 2.6, 11.1(b), 11.1(c), 11.1(e), 11.1(g), 11.1(h), 11.1.(i) and 11.1(k), time is of the essence.

                  Section 12.15 Mutual Drafting. This Agreement is the product of joint drafting and negotiation among the parties and no provision hereof shall be construed for or against any party based upon such party having been responsible or primarily responsible for the drafting thereof.

                  Section 12.16 No Survival. The representations and warranties of the parties hereto, and the covenants in Articles VI and VII which by their terms are to be fully performed on or prior to the Closing Date (in case of the representations and warranties, after being made on the Closing Date) shall not survive, and shall terminate immediately following, the Closing. The provisions of this Section 12.16 shall not apply to any cause of action based on fraud.

                  IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.


                                       LORAL SPACE & COMMUNICATIONS
                                           CORPORATION,
                                           as debtor and debtor in possession

                                       By: /s/ Bernard L. Schwartz
                                           ----------------------------------
                                           Name:  Bernard L. Schwartz
                                           Title: Chairman of the Board and
                                                  Chief Executive Officer


                                       LORAL SPACECOM CORPORATION,
                                           as debtor and debtor in possession

                                       By: /s/ Bernard L. Schwartz
                                           ----------------------------------
                                           Name:  Bernard L. Schwartz
                                           Title: Chairman of the Board and
                                                  Chief Executive Officer


                                       LORAL SATELLITE INC.,
                                           as debtor and debtor in possession

                                       By: /s/ Bernard L. Schwartz
                                           ----------------------------------
                                           Name:  Bernard L. Schwartz
                                           Title: Chairman of the Board and
                                                  Chief Executive Officer


                                       INTELSAT, LTD.

                                       By: /s/ Conny Kullman
                                           ----------------------------------
                                           Name:  Conny Kullman
                                           Title: Chief Executive Officer


                                       INTELSAT (BERMUDA), LTD.

                                       By: /s/ Ramu Potarazu
                                           ----------------------------------
                                           Name:  Ramu Potarazu
                                           Title: President

                                                                         ANNEX A

                                PURCHASED ASSETS

1. Telstar 4, Telstar 5, Telstar 6, Telstar 7 and all of Sellers' right, title and interest in Telstar 8 and Telstar 13;

2. All right, title and interest of Sellers in the Revised Procurement Agreements, together with all works-in-progress and other deliverables thereunder;

3. All handbooks, manuals, design review materials, ground test data and documentation (including, to the extent available, Non-Conformance Reports and Waivers), payload data (antenna patterns and repeater data) (in electronic format to the extent available), command and telemetry database (in electronic format, to the extent available), historical telemetry data of in-orbit Purchased Satellites (in electronic format to the extent available), engineering and technical drawings, processes, methodologies and technology, reports, analyses, specifications, plans, procedures and other documentation Related to the operation of the Purchased Satellites;

4. Four (4) RCA 3P ground encryption units (operating the KI-23 algorithm and to be used with Telstar 4, Telstar 5, Telstar 6, and Telstar 7), one (1) Mykotronix ground encryption unit (operating the Caribou algorithm and to be used with Telstar 8), three (3) Command Encryption Units to be used with Telstar 13 (purchased from SS/L pursuant to letter 2001-ECHO-0322LZ dated August 21, 2001)], three (3) dynamic simulators for Telstar 4, Telstar 6 and Telstar 8, and all other deliverables, including encryption keys (that are able to be transferred to Purchaser's key Custodian) received by Sellers (or their predecessors in interest) from SS/L or Lockheed Martin (or their predecessors in interest) pursuant to the Purchased Satellite Procurement Contracts and in existence as of the date of the Agreement;

5. Software updates and upgrades to the satellite resident (i.e., on-board) code of the Purchased Satellites written and delivered by the satellite manufacturer for normal on-orbit delivery and operations (T&C Database) subsequent to initiation of service for the purpose of resolving anomalies or to improve satellite performance on the Purchased Satellites (the "Upgrade Software"), including to the extent available all associated data, source code, if any, and design documentation, upload and operational procedures, updated command and telemetry database (in electronic format, to the extent available) and other documentation, and all agreements related thereto (which are set forth on Schedule 3.10 hereto);

6. One (1) Lockheed Martin supplied ground control system for Telstar 4 in "as-is" condition (which consists of one (1) primary ground-control system including two (2) DEC 4300 mini Vax computers with realtime software, six (6) DEC Vax

         Station 4000-90 workstation computers with DSS and GloC software, one
         (1) Lockheed DSS rack, one (1) CRT rack, and two (2) DEC 3900 mini Vax computers with realtime software, six (6) DEC Vax Station 3100 workstation computers, and three (3) racks of CRT spare parts).

7.       Copies of all satellite restoration plans for the Purchased Satellites;

8. All Assumed Contracts, together with all (a) prepaid expenses under Assumed Contracts that are the subject of an Adjustment under Section 2.5(b)(v), (b) customer deposits and collateral Related thereto under Customer Service Contracts to the extent not subject to an Adjustment under Section 2.5(b)(v), in the case of (a) and (b) to the extent the Base Price is increased with respect thereto and (c) accounts receivable under Assumed Contracts generated by the Transferred Business to the extent related to the period on or after the Closing Date;

9. The five (5) promissory notes issued by ABC under the Amended and Restated Agreement, dated September 1, 1997.

10.      All vendor advances, to the extent subject to an Adjustment under
         Section 2.5(b)(v), performance bonds and similar assets Related to the Purchased Assets;

11. All of Seller's rights, claims, credits, causes of action or rights of set-off against other persons or entities that relate to the Purchased Assets, including, without limitation, rights under manufacturers' and vendors' warranties;

12. (a) All launch and in-orbit insurance policies related to the Purchased Satellites, and (b) all rights and claims of Seller thereunder (including cash proceeds received on or after the Closing Date);

13. Subject to the prior consent of FCC, all FCC Authorizations and to the extent legally assignable, all other Governmental Authorizations related to the Purchased Satellites, and all rights related to use of satellite orbital arc locations as set forth in Schedule 3.16 hereto; and

14. All Books and Records relating to the Purchased Assets, including, without limitation, inventory, maintenance and asset history records, customer and supplier lists and records related thereto, customer meeting minutes, pricing and cost information, billing and accounts receivable data and history reports, customer credit evaluation and scoring reports, bad debt reserve analyses and analysis histories, business and marketing plans and proposals, data files, archive files and other data processing information and records except, subject to section 6.3, in each case for such Books and Records that are commingled with other data regarding assets that are excluded from the sale as Excluded Assets.

                                                                         ANNEX B

                                 EXCLUDED ASSETS

1. SS/L's interest in Telstar 8 and Telstar 13 and in the Revised Procurement Agreements;

2.       All satellites that are not Purchased Satellites;

3. Trademarks, service marks, logos and other rights to the names "Cyberstar," "Loral", "Skynet," "Skyreach," and "Telstar";

4. The communication simulators for Telstar 4, Telstar 5, Telstar 6, Telstar 7, and Telstar 8 and Telstar 13 (provided that Purchaser shall be entitled to use the communication simulator for Telstar 13 in the event of an emergency, and then only at Sellers' premises and upon notice that is reasonable under the circumstances);

5. The following shall constitute Excluded Assets only with respect to Purchased Assets listed in paragraphs 8, 10 and 11:

         (a) All network infrastructure and ground segment facilities, including TT&C and satellite operations facilities, network operations control facilities, teleports, gateways, points of presence and fiber optic cable transmission facilities;

         (b) Loral SpaceCom's Skynet Network Services business of providing end-to-end data solutions on networks comprised of earth terminals, space segment and where appropriate, networking hubs;

         (c) Loral SpaceCom's Skynet Professional Services business of providing (i) technical support and monitoring in the construction and launch of satellites, (ii) telemetry, tracking and control services and (iii) technical operational support in the design, implementation and operation of data networks over satellites;

         (d) All computer systems, facilities and software that are not expressly listed as Purchased Assets; and

         (e) All hardware, software and intellectual property rights associated with satellites that are not Purchased Satellites;

6. All business and operational processes and know-how related to the Transferred Business, and all Licensed Intellectual Property and Other Intellectual Property;

7. Lease agreement with Satmex for the lease of two (2) Ku-band transponders on Satmex 5;

8. All cash and cash equivalents of Sellers (including for this purpose all collected funds and items in the process of collection received in bank accounts of Sellers through 11:59 p.m. local time on the day prior to the Closing Date);

9.       Accounts receivable generated by the Transferred Business to the extent
         (a) related to the period prior to the Closing Date or (b) the Base Price was reduced pursuant to Section 2.5(b)(i) with respect thereto;

10. All Excluded Payments and customer prepayments under Contracts listed on Schedule 2.5(b)(i);

11. Any proceeds received by Seller pursuant to claims under launch and in-orbit insurance policies related to losses (a) either (i) for which a proof of claim was filed prior to the date of this Agreement or (ii) described on Schedule 3.20(b) or (b) with respect to which the Base Price was reduced pursuant to Section 2.5(b)(iii);

12.      Sellers' investments in SatMex, XTAR and Europe*Star;

13.      Assets related to any employee benefit plan;

14. All rights to receive refunds or credits with respect to the Taxes of any Seller, except for refunds with respect to Taxes with respect to which the Purchase Price was increased pursuant to Section 2.5(b)(v);

15.      Cancellation payments with respect to periods prior to the Closing; and

16.      The New Lease to the extent provided in Section 6.17(b).

                                      B-2